SECOND AMENDED AND RESTATED CREDIT AGREEMENT

between

THE BANK OF NOVA SCOTIA

as Agent

and

THE BANK OF NOVA SCOTIA, LAURENTIAN BANK OF CANADA

and other financial institutions

as Lenders

and

VITRAN CORPORATION INC.  and VITRAN EXPRESS CANADA INC.

as Borrowers

Dated as of May 1, 2006

66 Wellington Street West
Suite 4200, P.O. Box 20
Toronto Dominion Bank Tower
Toronto-Dominion Centre
Toronto, Ontario M5K 1N6

ARTICLE 1	INTERPRETATION	2
1.1	Defined Terms	2
1.2	Other Usages	18
1.3	Plural and Singular	19
1.4	Headings	19
1.5	Currency	19
1.6	Applicable Law	19
1.7	Time of the Essence	19
1.8	Non Banking Days	19
1.9	Consents and Approvals	19
1.10	Amount of Credit	19
1.11	Schedules	20
1.12	Extension of Credit	20
1.13	Joint and Several Obligations	20
1.14	Paramountcy	20
1.15	Statute References	20
1.16	Meaning of Include	20

ARTICLE 2	CREDIT FACILITIES	20
2.1	Establishment of Credit Facilities	20
2.2	Credit Restrictions	21
2.3	Lenders' Commitments	21
2.4	Reduction of Credit Facilities	21
2.5	Termination of Credit Facilities	22

ARTICLE 3	GENERAL PROVISIONS RELATING TO CREDITS	22
3.1	Types of Credit Availments	22
3.2	Funding of Loans	22
3.3	Failure of Lender to Fund Loan	23
3.4	Funding of Bankers' Acceptances	24
3.5	BA Rate Loans	26
3.6	Inability to Fund US Dollar Advances in Canada	26
3.7	Timing of Credit Availments	27
3.8	Time and Place of Payments	27
3.9	Remittance of Payments due to Lenders	28
3.10	Evidence of Indebtedness	28
3.11	Notice Periods	29
3.12	Overdraft Loans	29
3.13	General Provisions Relating to All Letters	30
3.14	Security	32

ARTICLE 4	DRAWDOWN	32
4.1	Drawdown Notice	32

-i-

(continued)

ARTICLE 5	ROLLOVERS	33
5.1	Bankers' Acceptances	33
5.2	LIBOR Loans	33
5.3	Rollover Notice	33

ARTICLE 6	CONVERSIONS	34
6.1	Converting Loan to Other Type of Loan	34
6.2	Converting Loan to Bankers' Acceptances	34
6.3	Converting Bankers' Acceptances to Loan	34
6.4	Conversion Notice	34
6.5	Absence of Notice	35
6.6	Conversion After Default	35

ARTICLE 7	INTEREST AND FEES	35
7.1	Interest Rates	35
7.2	Calculation and Payment of Interest	35
7.3	General Interest Rules	36
7.4	Selection of Interest Periods	37
7.5	Acceptance Fees	37
7.6	Standby Fees	37
7.7	Waiver	37
7.8	Maximum Rate Permitted by Law	37
7.9	Letter Fees	38

ARTICLE 8	RESERVE, CAPITAL, INDEMNITY AND TAX PROVISIONS	38
8.1	Conditions of Credit	38
8.2	Change of Circumstances	38
8.3	Assignment as a Result of Change of Circumstances	39
8.4	Indemnity Relating to Credits	40
8.5	Indemnity for Transactional and Environmental Liability	41
8.6	Gross-Up for Taxes	42

ARTICLE 9	REPAYMENTS AND PREPAYMENTS	44
9.1	Repayment under Credit Facility 1	44
9.2	Repayment under Revolving Facilities	44
9.3	Voluntary Prepayments	44
9.4	Mandatory Prepayments under the Credit Facilities	45
9.5	Repayments of Credit Excess	45
9.6	Reimbursement or Conversion on Presentation of Letters	45
9.7	Letters Subject to an Order	46
9.8	Reimbursement Obligation for Maturing Bankers' Acceptances	46
9.9	Currency of Repayment	47

-ii-

(continued)

ARTICLE 10	REPRESENTATIONS AND WARRANTIES	47
10.1	Representations and Warranties	47
10.2	Survival of Representations and Warranties	51

ARTICLE 11	COVENANTS	51
11.1	Affirmative Covenants	51
11.2	Restrictive Covenants	54

ARTICLE 12	CONDITIONS PRECEDENT TO EXTENSION OF CREDIT	57
12.1	Conditions Precedent to All Credit	57
12.2	Conditions Precedent to Effectiveness of Agreement	57
12.3	Conditions Precedent to Each Extension of Credit Under Credit
	Facility 3	58
12.4	Waiver	59

ARTICLE 13	DEFAULT AND REMEDIES	59
13.1	Events of Default	59
13.2	Bankers' Acceptances	62
13.3	Letters	62
13.4	Refund of Overpayments	62
13.5	Remedies Cumulative	62
13.6	Set Off	63

ARTICLE 14	THE AGENT	63
14.1	Appointment and Authorization of Agent	63
14.2	Interest Holders	63
14.3	Consultation with Counsel	63
14.4	Documents	63
14.5	Agent as Lender	63
14.6	Responsibility of Agent	64
14.7	Action by Agent	64
14.8	Notice of Events of Default	64
14.9	Responsibility Disclaimed	64
14.10	Indemnification	65
14.11	Credit Decision	65
14.12	Successor Agent	65
14.13	Delegation by Agent	66
14.14	Waivers and Amendments	66
14.15	Determination by Agent Conclusive and Binding	67
14.16	Redistribution of Payment	67
14.17	Distribution of Notices	67
14.18	Non-Resident Status of Lender	68

-iii-

(continued)

ARTICLE 15	MISCELLANEOUS	68
15.1	Waivers	68
15.2	Notices	68
15.3	Severability	68
15.4	Counterparts	68
15.5	Successors and Assigns	68
15.6	Assignment	68
15.7	Entire Agreement	70
15.8	Further Assurances	70
15.9	Judgment Currency	70

SCHEDULE A	PRICING GRID	1
SCHEDULE B	INDIVIDUAL COMMITMENTS	1
SCHEDULE C	COMPLIANCE CERTIFICATE	1
SCHEDULE D	FORM OF ASSIGNMENT	1
SCHEDULE E	FORM OF DRAWDOWN/ROLLOVER/CONVERSION NOTICE	1
SCHEDULE F	LITIGATION	1
SCHEDULE G	PERMITTED LIENS	1
SCHEDULE H	FREEHOLD PARCELS	1
SCHEDULE I	LEASEHOLD PARCELS	1
SCHEDULE J	ISSUED CAPITAL	1
SCHEDULE K	BORROWING BASE CERTIFICATE	1
SCHEDULE L	DISCLOSURE SCHEDULE	1

-iv-

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS AGREEMENT made as of the 1st day of May, 2006.

B E T W E E N:

THE BANK OF NOVA SCOTIA, a Canadian chartered bank

(herein, in its capacity as agent of the Lenders, called the “Agent”)

- and -

THE BANK OF NOVA SCOTIA, LAURENTIAN BANK OF CANADA and one or more financial institutions to whom any of the foregoing or their assigns may from time to time assign an undivided interest in the Loan Documents (as defined herein) and who agree to be bound by the terms hereof as a Lender (as defined herein)

(herein, in their capacities as lenders to the Borrowers under the Credit Facilities, collectively called the “Lenders” and individually called a “Lender”)

- and -

VITRAN CORPORATION INC., a corporation incorporated under the laws of the Province of Ontario

(herein called “Vitran”)

- and -

VITRAN EXPRESS CANADA INC., a corporation continued and amalgamated under the laws of the Province of Ontario

(herein called “Vitran Express”).

WHEREAS the Lenders established in favour of Vitran and Vitran Express (collectively, the “Borrowers”) a certain revolving/non revolving term credit facility and a certain revolving term credit facility pursuant to a credit agreement made as of the 13th day of October, 1999 between the Agent, the Lenders and the Borrowers (as amended, the “Original Credit Agreement”);

AND WHEREAS the Original Credit Agreement was amended and restated pursuant to an amended and restated credit agreement made as of January 31, 2002 between the Agent, the Lenders and the Borrowers (as amended, the “Amended and Restated Credit Agreement”);

AND WHEREAS the parties hereto wish to amend and restate the Amended and Restated Credit Agreement upon the terms and conditions contained herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree to amend and restate the Amended and Restated Credit Agreement as follows:

ARTICLE 1
INTERPRETATION

1.1

Defined Terms.  The following defined terms shall for all purposes of this agreement, or any amendment, substitute, supplement, replacement or addition hereto, have the following respective meanings unless the context otherwise specifies or requires or unless otherwise defined herein:

“Accounts” of a particular US Guarantor means all accounts, contract rights, instruments, documents, chattel papers, certified and uncertified, certificates and general intangibles, whether secured or unsecured, now existing or hereafter created or owned by such US Guarantor, together with any and all proceeds of any of the foregoing.

“Acquisition” means, as to any Person, (i) any purchase or other acquisition of all of the securities of any other Person, and (ii) any purchase or other acquisition of all or substantially all of the assets of any other Person or of assets consisting of a line of business of any other Person.

“affiliate” when used with respect to a Person, means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person.  The term “control” (including the correlative term “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract and otherwise.

“Aggregate Consideration” means, in relation to an Acquisition, the total value of the consideration paid or liability assumed by the purchaser making such Acquisition and, for the purposes of Section 11.2(h) , less (x) cash on hand of any Person that is the subject of an Acquisition; (y) the value of equity issued by a purchaser which is issued as part of the purchase price for such Acquisition; and (z) such purchaser's cash on hand immediately prior to the Acquisition which will be used to pay all or part of the purchase price for such Acquisition.

“Alternate Base Rate Canada” means, for any particular day, the variable rate of interest per annum, calculated on the basis of a 360-day year, which is equal to the greater of (a) the Base Rate Canada for such day and (b) the aggregate of (i) the Federal Funds Effective Rate for such day and (ii) ½ of 1% per annum.

“Amended and Restated Credit Agreement” shall have the meaning ascribed thereto in the second recital hereto.

“Applicable Law” means all public laws, statutes, ordinances, decrees, judgments, codes, standards, acts, orders, by-laws, rules, regulations, Official Body consents, permits, binding policies and guidelines, and requirements of all Official Bodies, which now or hereafter may be lawfully applicable to and enforceable against any Company or its property or any part thereof.

“Applicable Margin” means the applicable margin set forth in Schedule  hereto.  Changes in Applicable Margin are effective from the date on which Vitran is required to deliver the compliance certificate certifying the Debt to EBITDA Ratio for the most recently completed Fiscal Quarter.

“Available Credit” means, at any particular time, the aggregate amount, if any, by which the amount of a particular Revolving Facility at such time exceeds the aggregate amount of credit outstanding under such Revolving Facility at such time.

“BA Discounted Proceeds” means, in respect of any Bankers' Acceptances to be accepted by a  Lender on any day, an amount (rounded to the nearest whole cent and with one-half of one cent being rounded up) calculated on such day by multiplying:

(a)

the aggregate face amount of such Bankers' Acceptances; by

(b)

the price, where the price is determined by dividing one by the sum of one plus the product of:

(i)

the BA Rate which is applicable to such Bankers' Acceptance (expressed as a decimal); and

(ii)

a fraction, the numerator of which is the number of days remaining in the term of such Bankers' Acceptances and the denominator of which is 365;

with the price as so determined being rounded up or down to the fifth decimal place and .000005 being rounded up.

“BA Proceeds” means, with respect to a particular Bankers' Acceptance, the BA Discounted Proceeds with respect thereto less the amount of the acceptance fees in respect of such Bankers' Acceptance calculated in accordance with Section 7.5.

“BA Rate” means, with respect to an issue of Bankers' Acceptances with the same maturity date to be accepted by a Lender hereunder, the discount rate per annum, calculated on the basis of a year of 365 days, (i) equal to, as determined by the Agent, the arithmetic average (rounded upwards to the nearest multiple of 0.01%) of the discount rates of the Reference Lenders that appear on the Reuters Screen CDOR Page for the Reference Lenders at or about 10:00 a.m. (Toronto time) on the date of issue and acceptance of such Bankers' Acceptances, for bankers' acceptances having a comparable face value and an identical maturity date to the face value and maturity date of such issue of Bankers' Acceptances or (ii) if such rate does not appear on such Page for any Reference Lender, equal to the rate per annum for Canadian dollar bankers' acceptances having such term which is quoted by such Reference Lender at such time.

“BA Rate Loans” shall have the meaning ascribed thereto in Section 3.5.

“Bankers' Acceptance” means a depository bill or bill of exchange (a) drawn by the Borrowers and accepted by a Lender, (b) denominated in Canadian dollars, (c) having a term of 30 to 180 days, (d) issued and payable only in Canada and (e) having a face amount of at least CDN$200,000 and otherwise in an integral multiple of CDN$1,000.

“Banking Day” means, when used in respect of Prime Rate Loans, Bankers' Acceptances and Letters,  any day other than a Saturday or a Sunday on which banks generally are open for normal banking business in Toronto, Ontario and, when used in respect of LIBOR Loans, means any day other than a Saturday or a Sunday on which banks generally are open for normal banking business in Toronto, Ontario, New York, New York, and London, England and, on which transactions may be undertaken in the London interbank market and when used in respect of all other Loans, means any day other than a Saturday or Sunday on which banks generally are open for normal banking business in Toronto, Ontario and New York, New York.

“Base Rate Canada” means the variable rate of interest per annum, calculated on the basis of a 360-day year for the actual number of days elapsed, equal to the rate of interest determined by the Agent from time to time as the base rate of the Agent for United States dollar loans made by the Agent in Canada from time to time, being a variable per annum reference rate of interest adjusted automatically upon change by the Agent.

“Base Rate Canada Loan” means monies lent by the Lenders to the Borrowers hereunder in United States dollars and upon which interest accrues at a rate referrable to the Alternate Base Rate Canada.

“Borrowers” means Vitran Corporation Inc. and Vitran Express Canada Inc. (formerly Trans Western Express Inc.).

“Borrowing Base” means, at any time, the aggregate of (a) ___% of Receivables Value and (b) ___% of Inventory Value, less the value of all Prior Claims, all as reported on the most recent Borrowing Base Certificate delivered pursuant to Section 11.1;

“Borrowing Base Certificate” means a certificate in the form attached as Schedule ___  hereto;

“Branch of Account” means the Toronto Main branch of The Bank of Nova Scotia located at Scotia Plaza, 44 King Street West, Toronto, Ontario or such other branch or office of the Agent located in Canada as the Borrowers and the Agent may agree upon.

“Business” means the business of the Borrowers and the Subsidiaries, being the provision of freight and distribution services and ancillary services thereto carried on by the Borrowers and the Subsidiaries in Canada and the United States.

“Canadian Dollar Equivalent” means the Exchange Equivalent in Canadian dollars of any amount of United States dollars.

“Canadian Qualified Lender” means a Person which (i) is not a “non-resident” within the meaning of the Tax Act, or (ii) is an “authorized foreign bank” within the meaning of the Tax Act, but only in respect of an amount payable with respect to any outstanding credit or portion thereof that is paid or credited in respect of its “Canadian banking business” within the meaning of the Tax Act.

“Capital Expenditures” means, for any particular period, the amount which would, in accordance with generally accepted accounting principles and on a consolidated basis, be considered to be capital expenses of Vitran for such period (specifically including those financed through capital leases but specifically excluding capital expenses of up to (i) US$_______ or the Canadian Dollar Equivalent thereto incurred to acquire land and any construction thereon in Canada, and (ii) US$________ incurred to acquire land and any construction thereon in the United States), net of any proceeds of disposition of capital assets during such period up to a maximum of US$2,000,000 per annum or the Canadian Dollar Equivalent thereof.

“Cash Collateral Account” means a special purpose deposit account established by the Borrowers with the Agent to deal with prepayments of outstanding Letters hereunder in the manner set forth herein.

“CDN$” means the lawful currency of Canada.

“Companies” means the Borrowers and the Subsidiaries.

“Conversion Notice” shall have the meaning ascribed thereto in Section 6.4.

“Credit Excess” means, as at a particular date and with respect to a particular Credit Facility, the amount, if any, by which the aggregate amount of credit outstanding under such Credit Facility as at the close of business on such date exceeds the amount of such Credit Facility (as such amount may be reduced from time to time pursuant to the terms hereof) as at the close of business on such date.

“Credit Facilities” means Credit Facility 1, Credit Facility 2 and Credit Facility 3 and “Credit Facility” means any of the Credit Facilities.

“Credit Facility 1” means the non-revolving term credit facility established by the Lenders in favour of the Borrowers pursuant to Section 2.1(a).

“Credit Facility 2” means the revolving term credit facility established by the Lenders in favour of the Borrowers pursuant to Section 2.1(b).

“Credit Facility 3” means the revolving term acquisition credit facility established by the Lenders in favour of the Borrowers pursuant to Section 2.1(c).

“Debt” means, at any particular time, with respect to any Company, the aggregate of the amounts which would, in accordance with generally accepted accounting principles, be classified on the consolidated balance sheet of such Company at such time as indebtedness for borrowed money of such Company (including all obligations of such Company in respect of bankers' acceptances issued or created for the account of such Company and then outstanding and in respect of letters of credit and letters of guarantee issued for the account of such Company and then outstanding) and as capital leases of such Company.

“Debt to EBITDA Ratio” means, for a particular Fiscal Quarter, the ratio of (i) Debt of Vitran as at the last day of such Fiscal Quarter to (ii) Rolling EBITDA for such Fiscal Quarter.

“Default” means any event which is or which, with the passage of time, the giving of notice or both, would be an Event of Default.

“Designated Account” means, with respect to transactions in a particular currency under the Credit Facilities, an account of the Borrowers maintained by the Agent at the Branch of Account for the purposes of transactions in such currency under the Credit Facilities.

“Draft” means any draft, bill of exchange, receipt, acceptance, demand or other request for payment drawn or issued under or in respect of a Letter.

“Drawdown Notice” shall have the meaning ascribed thereto in Section 4.1.

“EBITDA” means, for any particular period, Net Income (excluding, in the calculation of Net Income, any dividends other than cash dividends received in the ordinary course from entities in which such Person has an equity interest which are not directly or indirectly subsidiaries of such Person provided that such cash dividend amount shall be limited to a maximum of 10% of the EBITDA calculated only in respect of any Person) for such period plus, to the extent deducted in determining Net Income, the aggregate of (a) Interest Expenses for such period, (b) consolidated income tax expenses of Vitran for such period, (c) consolidated depletion, depreciation and amortization expenses and other non cash expenses of Vitran for such period, and, provided that for purposes of calculating EBITDA for any period, the EBITDA during such period attributable to any Acquisition by a Borrower or any Subsidiary during such period shall be included on a pro forma basis for such period (assuming the consummation of such Acquisition and the incurrence or assumption of any Debt in connection therewith occurred on the first day of such period) provided that such Borrower shall have provided to the Agent and the Lenders, prior to the completion of the Acquisition, (i) the most recently available consolidated balance sheet of the Person that is the subject of such Acquisition (and its consolidated Subsidiaries) and (ii) the most recently available consolidated statements of income and of cash flows and all such financial statements have been reviewed and reported on by independent accountants or are otherwise in form and substance acceptable to the Agent.

“EBITDA to Capital Expenditures and Interest Expenses Ratio” means, for a particular Fiscal Quarter, the ratio of (i) Rolling EBITDA for such Fiscal Quarter to (ii) the aggregate of Rolling Interest Expenses and Rolling Capital Expenditures for such Fiscal Quarter.

“Environmental Laws” means all Applicable Law relating in full or in part to the protection of the environment or human health or relating to the manufacture, processing, management, distribution, use, collection, treatment, storage, generation, release, spill, leak, pumping, pouring, emitting, adding, emptying, injection, escape, leaching, throwing, placing, exhausting, dumping, spraying, burial, abandonment, incineration, seepage, placement, emission, deposit, issuance, discharge or disposal, transport, transfer or handling of any contaminant, pollutant, waste of any nature, hazardous or toxic substance or material or dangerous good as defined, judicially interpreted or identified in any Environmental Law or any substance that causes or may cause harm or degradation to the environment or injury to human health and includes any condition, circumstance, pollutant, contaminant, waste, hazardous waste, deleterious, toxic or hazardous substance or dangerous good present in such quantity or state that it contravenes any Environmental Laws or gives rise to any losses, claims, liability or obligation under any Environmental Law.

“Equity” means, at any particular time, the amount which would, in accordance with generally accepted accounting principles, be classified upon the consolidated balance sheet of Vitran at such time as shareholders' equity of Vitran.

“Event of Default” means any one of the events set forth in Section 13.1.

“Exchange Equivalent” means, as of any particular date, with reference to any amount (the “original amount”) expressed in either Canadian or United States dollars (the “original currency”), the amount expressed in the other currency which would be required to buy the original amount of the original currency using the noon spot rate of exchange for Canadian interbank transactions applied in converting the other currency into the original currency published by the Agent for such date.

“Federal Funds Effective Rate” means, for any particular day, the variable rate of interest per annum, calculated on the basis of a 360-day year and for the actual number of days elapsed, equal to the weighted average of the rates on overnight federal funds transactions in United States dollars with members of the Federal Reserve System arranged by United States federal funds brokers as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York or, for any Banking Day on which such rate is not so published by the Federal Reserve Bank of New York, the average of the quotations for such day for such transactions received by the Agent from three United States federal funds brokers of recognized standing selected by the Agent.

“Fee Letter” means the fee letter of even date herewith between the Lenders and the Borrowers and pursuant to which the Borrowers agree to pay certain fees to the Agent and the Lenders.

“Fiscal Quarter” means any of the three-month periods ending on the last day of March, June, September or December in each year.

“Fiscal Year” means any of the twelve-month periods ending on the last day of December in each year.

“generally accepted accounting principles” means generally accepted accounting principles in effect in the United States of America from time to time.

“Guarantee” means the amended and restated guarantee agreement entered into as of July 7, 2005 by the Guarantors in favour of the Agent and the Lenders, as the same may be amended, modified, supplemented or replaced from time to time, and pursuant to which the Guarantors jointly and severally guaranteed the payment and performance of the Secured Obligations of the Borrowers.

“Guarantors” means, collectively, Vitran Logistics Limited (formerly The Freight Connection Canada Inc.), Expéditeur T.W. Ltée., 1124708 Ontario Inc., 1124709 Ontario Inc., Can-Am Logistics Inc., 1098304 Ontario Inc., Doney Holdings Inc., Rout-Way Express Lines Ltd./Les Services Routiers Express Rout Ltée, Southern Express Lines of Ontario Limited, Vitran Environmental Systems Inc., Vitran Corporation, T.W. Express, Inc., [Borcross LTL Freight Services Corporation], Vitran Express, Inc., [Frontier Transport Corporation], Vitran Logistics, Inc., Vitran Logistics Corp. (formerly The Freight Connection Inc.), R.A. Christopher, Inc., Kansas Motor Freight Corp. and 2022219 Ontario Inc., Vitran Express West, Inc., and any Subsidiaries who become Guarantors pursuant to Section 11.1(o), and “Guarantor” means any one of the foregoing.

“Hazardous Materials” means any pollutant or contaminant or hazardous or toxic chemical, material or substance within the meaning of any applicable federal, state, provincial or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous or toxic waste, substance or material or concerning the environment or public health, all as in effect on the applicable date.

“Immoveable Hypothec” means the deed of hypothec to secure titles of indebtedness (immoveables, leases, rents and insurance) entered into on October 20, 1999 by Expéditeur T.W. Ltée in favour of Montreal Trust Company, as the same may be amended, modified, supplemented or replaced from time to time, and pursuant to which Expéditeur T.W. Ltée granted to Montreal Trust Company, for the benefit of the Agent and the Lenders, a hypothec of all of its immoveable property located at 3333 Joseph Dubreuil, Lachine, Quebec as continuing collateral security for all present and future indebtedness, obligations and liabilities of Expéditeur T.W. Ltée to the Agent and the Lenders under the Loan Documents to which Expéditeur T.W. Ltée is a party.

“Individual Commitment” means, with respect to a particular Lender and a particular Credit Facility, the amount set forth in Schedule  attached hereto, as reduced or amended from time to time pursuant to Sections 2.3, 8.3 and 15.6,  and , as the individual commitment of such Lender under such Credit Facility.

“Interest Expenses” means, for any period, the amount which would, in accordance with generally accepted accounting principles, be classified on the consolidated statement of earnings of Vitran for such period as the cash interest expense of Vitran (including, without limitation, interest on amounts under capital leases).

“Interest Period” means, in the case of any LIBOR Loan, the applicable period for which interest on such Loan shall be calculated pursuant to Article 7.

“Inventory Value” means, as of the date of the applicable Borrowing Base Certificate, the value expressed in Canadian Dollars (or the Exchange Equivalent thereof) of all inventory owned by the Obligors and held by the Obligors for sale in the ordinary course of business, valued on the basis of Vitran's inventory and receivables statement dated as of the month end that the relevant Borrowing Base Certificate references, prepared in accordance with generally accepted accounting principles, but in any event valued at the lower of the Obligors', net purchase cost (FIFO) or prevailing market value, excluding, however, the value of an inventory of the Obligors which consists of:

(a)

any inventory located outside of the United States or Canada other than on a temporary basis for testing or promotional purposes;

(b)

any inventory (other than inventory in transit) located outside of a state, province or other jurisdiction in which the Agent has properly perfected the liens of the Agent on its behalf and on behalf of the other Lenders under the Security other than on a temporary basis for testing or promotional purposes;

(c)

any inventory which is subject to Liens other than Permitted Liens;

(d)

any inventory not in the actual possession of, or in transit to or from, an Obligor other than on a temporary basis for testing or promotional purposes;

(e)

any inventory in the possession of a bailee, warehouseman, consignee, processor or similar third party unless the Agent has received a waiver and consent from such party;

(f)

any inventory located on premises leased or rented to an Obligor or otherwise not owned by an Obligor, unless: (i) the Agent has received a waiver and consent from the lessor, landlord and/or owner; (ii) such inventory is located in the Province of Quebec and the landlord of such premises does not have a legal or conventional hypothec with respect to such inventory or the relevant Obligor and the Agent has received a waiver and consent from such landlord in form and substance satisfactory to the Agent; (iii) a rent reserve representing three months rent for such premises is deducted from the Inventory Value; or (iv) the aggregate value of all such inventory not within (i) to (iii) above represents less than 25% of the total value of inventory, with “value” being determined as the lower of the relevant Obligor's net purchase cost (FIFO) or the prevailing market value of the inventory;

(g)

any inventory, the sale or other disposition of which has given rise to an account receivable;

(h)

any inventory which is not in good condition or is obsolete or is defective and unmerchantable;

(i)

following the occurrence of an Event of Default that is continuing, any inventory which the Agent determines in its reasonable credit judgment to be ineligible because the Agent and the Lenders feel it may be impaired or their ability to realize such value may be insecure; and

(j)

inventory in respect of which any of the representations and warranties set forth in the Security Documents with respect to inventory is not true and correct in all material respects on such date.

“Issuing Lender” means The Bank of Nova Scotia or any other Lender selected by the Agent and acceptable to the Borrowers who assumes in writing with Borrowers, the Lenders and the Agent the obligation of issuing Letters under Credit Facility 2 on behalf of the Lenders.

“Letters” means standby and documentary letters of credit issued by the Issuing Lender (i) at the request, and on the credit, of the Borrower and (ii) on behalf of the Borrower and, if applicable, a Subsidiary of the Borrower, each being denominated in Canadian or United States dollars having a term of not more than three years, being issued to a named beneficiary and being otherwise in a form satisfactory to the Issuing Lender.

“LIBOR” means the interest rate per annum, calculated on the basis of a 360-day year, determined by the Agent for a particular Interest Period to be the rate of interest per annum, which appears on the Telerate Page 3750 at approximately 11:00 a.m. (London time) two Banking Days before the first day of such Interest Period for borrowings in United States dollars for a period comparable to such Interest Period and in an amount approximately equal to the amount of the LIBOR Loan to be outstanding during such Interest Period.

“LIBOR Loan” means monies lent by the Lenders to the Borrowers hereunder in United States dollars and upon which interest accrues at a rate referrable to LIBOR.

“Lien” means any deed of trust, mortgage, charge, hypothec, assignment, pledge, lien, vendor's privilege, supplier's right of reclamation or other security interest or encumbrance of whatever kind or nature, regardless of form and whether consensual or arising by law (statutory or otherwise), that secures the payment of any indebtedness or liability or the observance or performance of any obligation.

“Loan Documents” means this agreement, the Fee Letter, the Guarantee and the Security Documents.

“Loans” means LIBOR Loans, Base Rate Canada Loans, Prime Rate Loans and BA Rate Loans.

“Majority Lenders” means, at any particular time, such group of at least two Lenders which, in the aggregate, have extended at least two-thirds of the total amount of credit outstanding under the Credit Facilities at such time or, if no credit is then outstanding, such group of at least two Lenders which, in the aggregate, have Individual Commitments which are equal to at least two-thirds of the total amount of the Individual Commitments of all of the Lenders at such time.

“Material Adverse Change” means any change of circumstances or any event which would have a Material Adverse Effect.

“Material Adverse Effect” means an adverse effect on the financial condition or operations of the Borrowers on a consolidated basis which, individually or as part of a series of adverse effects, would have a material adverse effect on the ability of the Borrowers to perform any of their payment obligations hereunder.

“Material Subsidiaries” means any Subsidiary whose total assets (as recorded on its consolidated balance sheet in accordance with generally accepted accounting principles) exceed 5% of the total assets of Vitran and its Subsidiaries on a consolidated basis (as recorded on Vitran's consolidated balance sheet in accordance with generally accepted accounting principles).

“Maturity Date” means May 1, 2009.

“Mortgages” means (i) the collateral mortgage entered into as of October 13, 1999 by Vitran Express in favour of the Agent, as the same may be amended, modified, supplemented or replaced from time to time, and pursuant to which Vitran Express mortgaged and charged in favour of the Agent for the benefit of the Lenders in the maximum principal amount of CDN$4,000,000 the freehold parcel of real property located at 18204 - 111th Avenue, Edmonton, Alberta as continuing collateral security for all present and future indebtedness, obligations and liabilities of Vitran Express to the Agent and the Lenders under the Loan Documents to which Vitran Express is a party (as supplemented by a supplemental mortgage dated October 30, 2003, the “Vitran Express Alberta Mortgage”) and (ii) all other collateral mortgages or deeds of trust entered into from time to time by an Obligor, in form and substance satisfactory to the Agent, as continuing collateral security for the Secured Obligations of such Obligor, as any such collateral mortgage or deed of trust has been or may be further amended, modified, supplemented or replaced from time to time.

“Moveable Hypothecs” means the deeds of moveable hypothec to secure titles of indebtedness entered into on October 20, 1999 by Vitran Express and each certain Guarantors in favour of Montreal Trust Company, as the same has been or may be further amended, modified, supplemented or replaced from time to time, together with the bonds issued by Vitran Express and such Guarantors to the Lenders pursuant thereto and the moveable hypothec entered into on October 20, 1999 by Vitran Express and each certain Guarantors in favour of Montreal Trust Company, as amended, and pursuant to which the aforesaid bonds were hypothecated to Montreal Trust Company as continuing collateral security for all present and future indebtedness, obligations and liabilities of Vitran Express and each such Guarantors, as the case may be, under the Loan Documents to which it is a party.

“Net Income” means, for any period, the amount which would, in accordance with generally accepted accounting principles, be classified on the consolidated statement of earnings of Vitran for such period as the net income of Vitran, before extraordinary or unusual items.

“Obligors” means, collectively, the Borrowers and the Guarantors.

“Official Body” means any national government or government of any political subdivision thereof, or any agency, authority, board, central bank, monetary authority, commission, department or instrumentality thereof, or any court, tribunal, grand jury, mediator or arbitrator, whether foreign or domestic, or any non-governmental regulating authority to the extent that the rules, regulations and orders of such body have the force of law.

“Order” means an order, judgment, injunction or other determination by an Official Body restricting payment by the Issuing Lender under and in accordance with a Letter or extending the Issuing Lender's liability under a Letter beyond the expiration date stated therein.

“Overdraft Lender” means The Bank of Nova Scotia or any other Lender selected by the Agent and acceptable to the Borrowers who assumes in writing with the Borrowers, the Lenders and the Agent the obligation of making Overdraft Loans under Credit Facility 2.

“Overdraft Loan” shall have the meaning ascribed thereto in Section 3.12(a).

“Permitted Debt” means, with respect to the Companies:

indebtedness of the Borrowers under this agreement;

(c)

accounts payable and accrued liabilities incurred by the Companies in the ordinary course of business;

(d)

indebtedness of the Companies which is secured by a Permitted Lien;

(e)

indebtedness of any Company to an affiliate of such Company; and

(f)

other indebtedness of any of the Companies approved by the Lenders.

“Permitted Disposition” means (i) any sale, lease or other disposition of the shares or assets of ________________, or (ii) the sale, lease or other disposition by Vitran Express of the lands described in Certificate of Title Nos. 1360918, 1357053 and 1357051 of the Winnipeg Land Titles Office in respect of which the Agent has been granted a Mortgage and (iii) any other disposition of assets of any of the Companies out of the ordinary course of business which is expressly consented to in writing by all of the Lenders.

“Permitted Liens” means any one or more of the following with respect to the assets of the Companies:

inchoate or statutory Liens for Taxes, assessments and other governmental charges or levies which are not delinquent (taking into account any relevant grace periods) or the validity of which are currently being contested in good faith by appropriate proceedings and in respect of which there shall have been set aside a reserve (segregated to the extent required by generally accepted accounting principles) in an amount which is adequate therefor;

(g)

inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of construction, maintenance, repair or operation of assets of the Companies, provided that such Liens are related to obligations not due or delinquent (taking into account any applicable grace or cure periods), are not registered as encumbrances against title to any assets of the Companies and adequate holdbacks are being maintained as required by applicable legislation or such Liens are being contested in good faith by appropriate proceedings and in respect of which there shall have been set aside a reserve (segregated to the extent required by generally accepted accounting principles) in an amount which is adequate with respect thereto and provided further that such Liens do not in the aggregate materially detract from the value of the assets of the Companies encumbered thereby or materially interfere with the use thereof in the operation of the business of the Companies;

(h)

easements, rights-of-way, servitudes, restrictions and similar rights in real property comprised in the assets of the Companies or interests therein granted or reserved to other persons, provided that such rights do not in the aggregate materially detract from the value of the assets of the Companies subject thereto or materially interfere with the use thereof in the operation of the business of the Companies;

(i)

title defects or irregularities which are of a minor nature and which do not in the aggregate materially detract from the value of the assets of the Companies encumbered thereby or materially interfere with the use thereof in the operation of the business of the Companies;

(j)

Liens incidental to the conduct of the business or the ownership of the assets of the Companies (other than those described in clauses (f) and (g) of this definition) which were not incurred in connection with the borrowing of money or the obtaining of advances or credit (including, without limitation, unpaid purchase price), and which do not in the aggregate materially detract from the value of the assets of the Companies encumbered thereby or materially interfere with the use thereof in the operation of the business of the Companies;

(k)

Liens securing appeal bonds and other similar Liens arising in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose;

(l)

attachments, judgments and other similar Liens arising in connection with court proceedings; provided, however, that such Liens are in existence for less than 30 days after the entry therefor or the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(m)

the reservations, limitations, provisos and conditions, if any, (i) expressed in any original grant from the Crown of any real property or (ii) any interest therein or in any comparable grant in jurisdictions other than Canada;

(n)

Liens, charges or other security interests given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Companies, provided that such Liens do not in the aggregate reduce the value of the assets of the Companies or materially interfere with the use thereof in the operation of the business of the Companies;

(o)

servicing agreements, development agreements, site plan agreements, and other agreements with governmental or public authorities pertaining to the use or development of any of the assets of the Companies, provided same are complied with including, without limitation, any obligations to deliver letters of credit and other security as required;

(p)

applicable municipal and other governmental restrictions, including municipal by-laws and regulations, affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with;

(q)

Purchase Money Obligations arising in the ordinary course of business and in an aggregate outstanding principal amount not exceeding US$8,000,000 or the Canadian Dollar Equivalent thereof, where “Purchase Money Obligations” means any Lien created, issued or assumed by the Companies to secure indebtedness assumed as part of, or issued or incurred to pay or provide funds to pay, all or a part of the purchase price of any property, provided that such Lien is limited to the property so acquired and is created, issued or assumed substantially concurrently with the acquisition of such property and provided that such property is not a replacement of a similar asset owned or held by a Company prior to the date of such acquisition;

(r)

Liens identified in Schedule  ____ hereto;

(s)

the right reserved to or vested in any Official Body by any statutory provision, or by the terms of any lease, licence, franchise, grant or permit of any of the Companies, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(t)

Liens existing on any asset at the time of its acquisition provided that such asset is not a replacement of a similar asset owned or held by a Company prior to the date of such acquisition;

(u)

the Security; and

(v)

the extension, renewal or refinancing of any Permitted Lien, provided that the amount so secured does not exceed the original amount secured immediately prior to such extension, renewal or refinancing.

“Person” means any natural person, corporation, firm, partnership, joint venture, joint stock company, incorporated or unincorporated association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Prime Rate” means the greater of (a) the variable rate of interest per annum equal to the rate of interest determined by the Agent from time to time as the prime rate of the Agent for Canadian dollar loans made by the Agent in Canada from time to time, being a variable per annum reference rate of interest adjusted automatically upon change by the Agent, calculated on the basis of a year of 365 days or 366 days in the case of a leap year and (b) the sum of (i) the average rate per annum for Canadian dollar bankers' acceptances for Reference Lenders having a term of 30 days that appears on the Reuters Screen CDOR Page as of 10:00 a.m. (Toronto time) on the date of determination, as reported by the Agent and (ii) 5/8 of 1% per annum.

“Prime Rate Loan” means monies lent by the Lenders to the Borrowers hereunder in Canadian dollars and upon which interest accrues at a rate referrable to the Prime Rate.

“Prior Claims” means, at any time, all obligations secured by Liens created by or arising under Applicable Law which rank, or are capable of ranking, prior to or pari passu with the Security against all or part of the Security including any such amounts owing in respect of vacation pay, employee deductions and contributions, retail and other sales taxes, goods and services taxes, Quebec corporate taxes, business taxes, realty taxes, workers' compensation levies, pension plan or fund obligations and overdue rents (to the extent, in the case of rents, that such rents are not already the subject of a reserve pursuant to the definition of Inventory Value);

“Property” means all of the property owned, operated or used by the Companies.

“Pro Rata Share” means, at any particular time with respect to a particular Lender and a particular Credit Facility, the ratio of the Individual Commitment of such Lender under such Credit Facility at such time to the aggregate of the Individual Commitments of all of the Lenders under such Credit Facility at such time.

“Qualified Environmental Consultant” means an environmental consultant which is qualified and recognized as such in the geographic area in which the related property is located.

“Receivables Value” means, as of the date of the applicable Borrowing Base Certificate, the amount expressed in Canadian Dollars (or the Exchange Equivalent thereof) of the invoice amounts owing on each account of an Obligor valued on the basis of an Obligor inventory and receivables statement dated as of the month end that the relevant Borrowing Base Certificate references, prepared in accordance with generally accepted accounting principles, and for which each of the following statements is accurate:

(a)

such amount is a binding and valid obligation of the obligor thereunder and is in full force and effect;

(b)

such account is genuine on its face or is represented in the books and records of the relevant Obligor;

(c)

such account is free from valid and asserted claims regarding set-off, holdback, rescission, cancellation or avoidance, whether by operation of law or otherwise provided that if such account is not free from such claims it shall only be excluded to the extent of any such claims;

(d)

(x) payment of such account is due and is less than 90 days past the issuance date of the invoice therefor or (y) such account is an account described in clause (h)(z) of this definition;

(e)

such account is an asset of the relevant Obligor and the Agent, on behalf of itself and the other Lenders, has a first-priority perfected lien on such account;

(f)

such amount arose in the ordinary course of business of the relevant Obligor;

(g)

the obligor on such account is not the subject of, or made a party to, any bankruptcy or insolvency proceeding, has not had a trustee or receiver appointed for it or any part of its property, has not made an assignment for the benefit of creditors, has not admitted its inability to pay its debts as they mature, has not suspended its business and has not become insolvent;

(h)

(x) the obligor of such account is subject to the jurisdiction of federal, state or provincial courts in Canada or the United States or (z) such account is supported by a letter of credit issued by a Person with a minimum credit rating of A- from Standard & Poor's or the equivalent rating from Moody's Investors Service, Inc. or by insurance provided by Export Development Corporation, Export-Import Bank of the United States or any similar agencies approved from time to time by the Lenders, in each case in a form that is acceptable to the Agent acting reasonably;

(i)

in the case of the sale of goods, the subject goods have been sold to an obligor on a true sale basis on open account, or subject to contract, and not on consignment, or approval or on a “sale or return” basis or subject to any other repurchase or return agreement, no material part of the subject goods has been returned, rejected, loss or damaged, and such account is not evidenced by an instrument of any kind unless such instrument has been pledged by way of delivery to the Agent; and

(j)

each of the representations and warranties set forth in the Security Documents with respect to such account is true and correct in all material respects on such date.

“Reference Lenders” means The Bank of Nova Scotia.

“Revolving Facilities” means, collectively, Credit Facility 2 and Credit Facility 3 and “Revolving Facility” means any one of the foregoing.

“Rolling Capital Expenditures” means, for any Fiscal Quarter, the aggregate of Capital Expenditures for such Fiscal Quarter and for each of the three immediately preceding Fiscal Quarters.

“Rolling EBITDA” means, for any Fiscal Quarter, the aggregate of EBITDA for such Fiscal Quarter and for each of the three immediately preceding Fiscal Quarters.

“Rolling Interest Expenses” means for any Fiscal Quarter, the aggregate of Interest Expenses for such Fiscal Quarter and for each of the three immediately preceding Fiscal Quarters.

“Rollover Notice” shall have the meaning ascribed thereto in Section 5.3.

“Secured Obligations” shall mean all indebtedness, obligations and liabilities, present or future, absolute or contingent, matured or not, at any time owing by any of the Obligors to the Agent and the Lenders, or remaining unpaid to the Agent and the Lenders, under or in connection with any of the Loan Documents and Secured Obligations of a particular Obligor shall mean all indebtedness, obligations and liabilities, present or future, absolute or contingent, matured or not, at any time owing by such Obligor to the Agent and the Lenders, or remaining unpaid to the Agent and the Lenders, under or in connection with any of the Loan Documents to which such Obligor is a party.

“Security” means the collateral security constituted by the Security Documents.

“Security Agreements” means (i) the general security agreement entered into by Vitran, the general security agreement entered into by Vitran Express and the general security agreement entered into by certain Guarantors (other than those exempted by the Lenders), each dated October 13, 1999 and in favour of the Agent for the benefit of the Lenders, as each may be amended, modified, supplemented or replaced from time to time, and pursuant to which each of the Borrowers and such Guarantors granted to the Agent for the benefit of the Lenders a security interest in all of its personal property and assigned to the Agent for the benefit of the Lenders all of its book debts as continuing collateral security for all present and future indebtedness, obligations and liabilities of each of the Borrowers and such Guarantors to the Agent and the Lenders under the Loan Documents to which the Borrowers and such Guarantors are a party and (ii) all other security agreements in respect of personal property entered into from time to time by an Obligor, in form and substance satisfactory to the Agent, as continuing collateral security for the Secured Obligations of such Obligor, as any such security agreement has been or may be further amended, modified, supplemented or replaced from time to time.

“Security Documents” means the Mortgages, the Security Agreements, the Moveable Hypothecs and the Immoveable Hypothec.

“Subsidiaries” means any corporation, partnership, joint venture, or other entity of which more than 50% of the outstanding voting capital stock or other ownership interest (irrespective of whether or not at the time capital stock or other equity interest of any other class or classes of such corporation, partnership, joint venture, or other entity shall or might have voting power upon the happening of any contingency) is at the time owned directly or indirectly by either of the Borrowers; provided that no corporation shall be deemed a Subsidiary until the applicable Borrower directly or indirectly acquires more than 50% of the outstanding voting stock thereof and has elected a majority of its board of directors.

“Tax Act” means the Income Tax Act (Canada), as amended from time to time, and regulations promulgated thereunder.

“Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers' compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto, imposed, levied, collected, withheld or assessed by any Official Body (including federal, state, provincial, municipal and foreign Official Bodies), and whether disputed or not.

 “Vitran Express Alberta Mortgage” shall have the meaning ascribed thereto in the definition of Mortgages.

“US$” means the lawful currency of the United States of America.

“US Dollar Equivalent” means the Exchange Equivalent in United States of any amount of Canadian dollars.

1.2

Other Usages.  References to “this agreement”, “the agreement”, “hereof”, “herein”, “hereto” and like references refer to this Amended and Restated Credit Agreement and not to any particular Article, Section or other subdivision of this agreement.  Any references herein to any agreements (including, without limitation, this agreement) or documents shall mean such agreements or documents as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

1.3

Plural and Singular.  Where the context so requires, words importing the singular number shall include the plural and vice versa.

1.4

Headings.  The division of this agreement into Articles and Sections and the insertion of headings in this agreement are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.5

Currency.  Unless otherwise specified herein, all statements of or references to dollar amounts in this agreement shall mean lawful money of the United States of America.

1.6

Applicable Law.  This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.  Any legal action or proceeding with respect to this agreement may be brought in the courts of the Province of Ontario and, by execution and delivery of this agreement, the parties hereby accept for themselves and in respect of their property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts.  Each party irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party to the address prescribed by Section 15.2, such service to become effective when received.  Nothing herein shall limit the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

1.7

Time of the Essence.  Time shall in all respects be of the essence of this agreement.

1.8

Non Banking Days.  Subject to Section 7.4(c), whenever any payment to be made hereunder shall be stated to be due or any action to be taken hereunder shall be stated to be required to be taken on a day other than a Banking Day, such payment shall be made or such action shall be taken on the next succeeding Banking Day and, in the case of the payment of any amount, the extension of time shall be included for the purposes of computation of interest, if any, thereon.

1.9

Consents and Approvals.  Whenever the consent or approval of a party hereto is required in a particular circumstance, unless otherwise expressly provided for herein, such consent or approval shall not be unreasonably withheld or delayed by such party.

1.10

Amount of Credit.  Any reference herein to the “amount of credit outstanding” or “outstanding amount of credit” or any similar phrase shall mean, at any particular time:

(a)

in the case of a Prime Rate Loan or a BA Rate Loan, the US Dollar Equivalent of the principal amount thereof;

(b)

in the case of a Bankers' Acceptance, the US Dollar Equivalent of the face amount of the Bankers' Acceptance;

(c)

in the case of a Base Rate Canada Loan or a LIBOR Loan, the principal amount thereof;

(d)

in the case of a Letter denominated in Canadian dollars, the US Dollar Equivalent of the contingent liability of the Issuing Lender thereunder at such time; and

(e)

in the case of a Letter denominated in United States dollars, the contingent liability of the Issuing Lender thereunder at such time.

1.11

Schedules.  Each and every one of the schedules which is referred to in this agreement and attached to this agreement shall form a part of this agreement.

1.12

Extension of Credit.  For the purposes hereof, each drawdown, rollover and conversion shall be deemed to be an extension of credit to the Borrowers hereunder.

1.13

Joint and Several Obligations.  All obligations hereunder which are stated to be obligations of the Borrowers or either one of them shall, to the extent permitted by applicable law, be joint and several obligations of Vitran and Vitran Express.

1.14

Paramountcy.  In the event of any conflict or inconsistency between the provisions of this agreement and the provisions of any other Loan Document, the provisions of this agreement shall prevail and be paramount.  If any covenant, representation, warranty or event of default contained in any other Loan Document is in conflict with or is inconsistent with a provision of this agreement relating to the same specific matter, such covenant, representation, warranty or event of default shall be deemed to be amended to the extent necessary to ensure that it is not in conflict with or inconsistent with the provision of this agreement relating to the same specific matter.

1.15

Statute References.  Any reference in this agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

1.16

Meaning of Include.  The words “include”, “includes” and “including”, when used in this agreement, shall be deemed to be followed by the phrase “without limitation”.

ARTICLE 2
CREDIT FACILITIES

2.1

Establishment of Credit Facilities.  Subject to the terms and conditions hereof, the Lenders hereby establish in favour of the Borrowers:

(a)

a non-revolving  term credit facility (“Credit Facility 1”) in the amount of US$10,000,000 or the Canadian Dollar Equivalent thereof;

(b)

a revolving term credit facility (“Credit Facility 2”) in the amount, from time to time, equal to the lesser of US$45,000,000 or the Canadian Dollar Equivalent thereof and the Borrowing Base; and

(c)

a revolving term acquisition facility (“Credit Facility 3”) in the amount, from time to time, equal to the lesser of US$20,000,000 or the Canadian Dollar Equivalent thereof.

2.2

Credit Restrictions.  Notwithstanding any other provision hereof, the Borrowers shall be entitled to obtain credit by way of LIBOR Loans or Bankers' Acceptances only in such amounts so as to ensure that the Lenders are not required to make a LIBOR Loan for a principal amount other than US$200,000 or an integral multiple of US$100,000 in excess thereof or to accept a Bankers' Acceptance having a face amount other than CDN$500,000 or an integral multiple of CDN$1,000 in excess thereof.

2.3

Lenders' Commitments.  Subject to the terms and conditions hereof, the Lenders severally agree to extend credit to the Borrowers hereunder from time to time provided that the aggregate amount of credit extended by each Lender under the Credit Facilities shall not at any time exceed the Individual Commitment of such Lender and further provided that the aggregate amount of credit outstanding under the Credit Facilities shall not at any time exceed the amount of the Credit Facilities referred to in Section 2.1 as the same may be reduced pursuant to Section 2.4.  All credit requested under the Credit Facilities by a particular Borrower shall be made available to such Borrower contemporaneously by all of the Lenders who have made an Individual Commitment with respect to such Credit Facility.  Each such Lender shall provide to the applicable Borrower its Pro Rata Share of each credit under such Credit Facility, whether such credit is extended by way of drawdown, rollover or conversion.  No Lender shall be responsible for any default by any other Lender in its obligation to provide its Pro Rata Share of any credit nor shall the Individual Commitment of any Lender with respect to any of the Credit Facilities be increased as a result of any such default of another Lender.  The failure of any Lender to make available to a Borrower its Pro Rata Share of any credit shall not relieve any other Lender of its obligation hereunder to make available to such Borrower its Pro Rata Share of such credit.  Notwithstanding any other provision hereof, the Agent is authorized by the Borrowers and the Lenders to allocate amongst the Lenders the Bankers' Acceptances to be issued and the LIBOR Loans to be advanced under the Credit Facilities in such manner and amounts as the Agent may, in its sole and unfettered discretion acting reasonably, consider necessary, rounding up or down, so as to ensure that no Lender is required to accept a Bankers' Acceptance for a fraction of CDN$100,000 or advance a LIBOR Loan for a fraction of US$200,000 and, in such event, the Lenders' Pro Rata Shares with respect to such Bankers' Acceptances and LIBOR Loans shall be adjusted accordingly.  It is acknowledged that such rounding may result in a Lender's Pro Rata Share with respect to such Bankers' Acceptances and LIBOR Loans exceeding its Individual Commitment.

2.4

Reduction of Credit Facilities.  The Borrowers may, from time to time and at any time, by 5 Banking Days notice in writing to the Agent, permanently reduce any Credit Facility to the extent it is not utilized, provided, however, that any such permanent reduction of the amount of such Credit Facility shall be by an amount of no less than US$2,000,000 and otherwise in multiples of US$500,000.  The amount of Credit Facility 1 will be permanently reduced at the time of and by the amount of each scheduled repayment pursuant to Section 9.1 and any prepayment pursuant to Sections 9.3 and 9.4.  Any prepayment of a Revolving Facility shall not cause a reduction in the amount of such Credit Facility.  Any repayment of outstanding credit which forms part of any conversion from one type of credit to another type of credit under Article 3 or Article 6 shall not cause any reduction in the amount of the applicable Credit Facility.  Upon any reduction in the amount of any Credit Facility, the Individual Commitment of each Lender with respect to such Credit Facility shall thereupon be reduced by an amount equal to such Lender's Pro Rata Share of the amount of such reduction in the amount of such Credit Facility.

2.5

Termination of Credit Facilities.

(a)

A Credit Facility shall terminate upon the earliest to occur of:

(i)

the Maturity Date;

(ii)

the termination of such Credit Facility in accordance with Section 13.1; and

(iii)

the date on which the relevant Credit Facility has been permanently reduced to zero pursuant to Section 2.4.

(b)

Upon the termination of any Credit Facility, the right of the Borrowers to obtain or maintain credit under such Credit Facility and all of the obligations of the Lenders to make credit available under such Credit Facility shall automatically terminate.

ARTICLE 3
GENERAL PROVISIONS RELATING TO CREDITS

3.1

Types of Credit Availments.  Subject to the terms and conditions hereof, the Borrowers may obtain credit under Credit Facility 1 and Credit Facility 3 by way of Bankers' Acceptances, Prime Rate Loans, BA Rate Loans, Base Rate Canada Loans and LIBOR Loans and may obtain credit under Credit Facility 2 by way of Bankers' Acceptances, Prime Rate Loans, BA Rate Loans, Base Rate Canada Loans, LIBOR Loans and Letters; provided that the aggregate amount of credit outstanding by way of Letters shall not at any time exceed US$10,000,000 or the Exchange Equivalent thereof.

3.2

Funding of Loans.  Each Lender which has made an Individual Commitment under a particular Credit Facility shall make available to the Agent its Pro Rata Share of the principal amount of each Loan under such Credit Facility, in the appropriate currency, prior to 11:00 a.m. (Toronto time) on the date of the extension of credit.  The Agent shall, upon fulfilment by the Borrowers of the terms and conditions set forth in Article 12, make such funds available to the applicable Borrower on the date of the extension of credit by crediting the Designated Account (or causing such account to be credited) unless otherwise irrevocably authorized and directed in the Drawdown Notice.  Unless the Agent has been notified by a Lender at least two Banking Days prior to the date of the extension of credit that such Lender will not make available to the Agent its Pro Rata Share of such Loan, the Agent may assume that such Lender has made such portion of the Loan available to the Agent on the date of the extension of credit in accordance with the provisions hereof and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.  If the Agent has made such assumption, to the extent such Lender shall not have so made its Pro Rata Share of the Loan available to the Agent, such Lender agrees to pay to the Agent, forthwith on demand, such Lender's Pro Rata Share of the Loan and all reasonable costs and expenses incurred by the Agent in connection therewith together with interest thereon at the rate payable hereunder by such Borrower in respect of such Loan for each day from the date such amount is made available to such Borrower until the date such amount is paid or repaid to the Agent; provided, however, that notwithstanding such obligation, if such Lender fails so to pay, such Borrower shall, without prejudice to any rights that such Borrower might have against such Lender, repay such amount to the Agent forthwith after demand therefor by the Agent.  The amount payable to the Agent pursuant hereto shall be set forth in a certificate delivered by the Agent to such Lender and the Borrowers (which certificate shall contain reasonable details of how the amount payable is calculated) and shall constitute prima facie evidence of such amount payable.  If such Lender makes the payment to the Agent required herein, the amount so paid shall constitute such Lender's Pro Rata Share of the Loan for purposes of this agreement and shall entitle the Lender to all rights and remedies against the Borrowers in respect of such Loan.  The failure of any Lender to make available to the Agent its Pro Rata Share of a Loan shall not relieve any other Lender of its obligation hereunder to make available to the Agent its Pro Rata Share of the Loan on the date of the credit.

3.3

Failure of Lender to Fund Loan.  If any Lender fails to make available to the Agent its Pro Rata Share of any Loan as required (such Lender being herein called the “Defaulting Lender”) and the Agent has not funded pursuant to Section 3.2, the Agent shall forthwith give notice of such failure by the Defaulting Lender to the Borrowers and the other Lenders.  The Agent shall then forthwith give notice to the other Lenders that any Lender may make available to the Agent all or any portion of the Defaulting Lender's Pro Rata Share of such Loan (but in no way shall any other Lender or the Agent be obliged to do so) in the place and stead of the Defaulting Lender.  If more than one Lender gives notice that it is prepared to make funds available in the place and stead of a Defaulting Lender in such circumstances and the aggregate of the funds which such Lenders (herein collectively called the “Contributing Lenders” and individually called the “Contributing Lender”) are prepared to make available exceeds the amount of the advance which the Defaulting Lender failed to make, then each Contributing Lender shall be deemed to have given notice that it is prepared to make available its pro rata share of such advance based on the Contributing Lenders' relative commitments to advance in such circumstances.  If any Contributing Lender makes funds available in the place and stead of a Defaulting Lender in such circumstances, then the Defaulting Lender shall pay to any Contributing Lender making the funds available in its place and stead, forthwith on demand, any amount advanced on its behalf together with interest thereon at the rate applicable to such Loan from the date of advance to the date of payment, against payment by the Contributing Lender making the funds available of all interest received in respect of the Loan from the Borrowers.  In addition to interest as aforesaid, the Borrowers shall pay all amounts owing by the Borrowers to the Defaulting Lender hereunder to the Contributing Lenders until such time as the Defaulting Lender pays to the Contributing Lenders all amounts advanced by the Contributing Lenders on behalf of the Defaulting Lender.

3.4

Funding of Bankers' Acceptances.

(a)

If the Agent receives a Drawdown Notice, Rollover Notice or Conversion Notice requesting a drawdown of, a rollover of or a conversion into Bankers' Acceptances under a particular Credit Facility, the Agent shall notify each of the Lenders which has made an Individual Commitment under such Credit Facility prior to 11:00 a.m. (Toronto time) on the second Banking Day prior to the date of such extension of credit of such request and of each Lender's Pro Rata Share of such extension of credit.  The Agent shall also at such time notify the Borrowers of each Lender's Pro Rata Share of such extension of credit.  Each Lender shall, not later than 11:00 a.m. (Toronto time) on the date of each extension of credit by way of Bankers' Acceptance, accept drafts of the applicable Borrower which are presented to it for acceptance and which have an aggregate face amount equal to such Lender's Pro Rata Share of the total extension of credit being made available by way of Bankers' Acceptances on such date, as advised by the Agent. Each Lender shall purchase the Bankers' Acceptances which it has accepted for a purchase price equal to the BA Discounted Proceeds therefor.  Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any and all Bankers' Acceptances accepted and purchased by it.

(b)

The Borrowers shall provide for payment to the accepting Lenders of the face amount of each Bankers' Acceptance at its maturity, either by payment of such amount or through an extension of credit hereunder or through a combination of both.  The Borrowers hereby waive presentment for payment of Bankers' Acceptances by the Lenders and any defence to payment of amounts due to a Lender in respect of a Bankers' Acceptance which might exist by reason of such Bankers' Acceptance being held at maturity by the Lender which accepted it and agrees not to claim from such Lenders any days of grace for the payment at maturity of Bankers' Acceptances.

(c)

In the case of a drawdown by way of Bankers' Acceptance, each Lender shall, forthwith after the acceptance of drafts of the applicable Borrower as aforesaid, make available to the Agent the BA Proceeds with respect to the Bankers' Acceptances accepted by it.  The Agent shall, upon fulfilment by the Borrowers of the terms and conditions set forth in Article 12, make such BA Proceeds available to the applicable Borrower on the date of such extension of credit by crediting the Designated Account.  In the case of a rollover of or conversion into Bankers' Acceptances, each Lender shall retain the Bankers' Acceptance accepted by it and shall not be required to make any funds available to the Agent for deposit to the Designated Account; however, forthwith after the acceptance of drafts of the applicable Borrower as aforesaid, the Borrowers shall pay to the Agent on behalf of such Lenders an amount equal to the aggregate amount of the acceptance fees in respect of such Bankers' Acceptances calculated in accordance with Section 7.5 plus the amount by which the aggregate face amount of such Bankers' Acceptances exceeds the aggregate BA Discounted Proceeds with respect thereto.

(d)

Any Bankers' Acceptance may, at the option of a particular Borrower, be executed in advance by or on behalf of such Borrower (as otherwise provided herein), by mechanically reproduced or facsimile signatures of any two officers of such Borrower who are properly so designated and authorized by such Borrower from time to time.  Any Bankers' Acceptance so executed and delivered by such Borrower to the Lenders shall be valid and shall bind such Borrower and may be dealt with by the Lenders to all intents and purposes as if the Bankers' Acceptance had been signed in the executing officers' own handwriting.

(e)

Each Borrower shall notify the Lenders as to those officers whose signatures may be reproduced and used to execute Bankers' Acceptances in the manner provided in Section 3.4(d) Bankers' Acceptances with the mechanically reproduced or facsimile signatures of designated officers may be used by the Lenders and shall continue to be valid, notwithstanding the death, termination of employment or termination of authorization of either or both of such officers or any other circumstance until such time as such Borrower shall otherwise notify the Lenders.

(f)

The Borrowers hereby indemnify and agree to hold harmless the Lenders against and from all losses, damages, expenses and other liabilities caused by or attributable to the use of the mechanically reproduced or facsimile signature instead of the original signature of an authorized officer of the applicable Borrower on a Banker's Acceptance prepared, executed, issued and accepted pursuant to this agreement, except to the extent determined by a court of competent jurisdiction to be due to the negligence or wilful misconduct of the Lenders.

(g)

Each of the Lenders agrees that, in respect of the safekeeping of executed depository bills of the Borrowers which are delivered to it for acceptance hereunder, it shall exercise the same degree of care which it gives to its own property, provided that it shall not be deemed to be an insurer thereof.

(h)

All Bankers' Acceptances shall be issued in the form of depository bills made payable originally to and deposited with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada).

(i)

In order to facilitate the issuance of Bankers' Acceptances pursuant to this agreement, each Borrower hereby authorizes each Lender, and appoints each Lender as such Borrower's attorney, to complete, sign and endorse drafts or depository bills (each such executed draft or bill being herein referred to as a “BA Draft”) on its behalf in handwritten form or by facsimile or mechanical signature or otherwise in accordance with the applicable Drawdown Notice, Rollover Notice or Conversion Notice and, once so completed, signed and endorsed to accept them as Bankers' Acceptances under this agreement and then if applicable, purchase, discount or negotiate such Bankers' Acceptances in accordance with the provisions of this agreement.  BA Drafts so completed, signed, endorsed and negotiated on behalf of a Borrower by such Lender shall bind such Borrower as fully and effectively as if so performed by an authorized officer of such Borrower.  Each draft of a Bankers' Acceptance completed, signed or endorsed by a Lender shall mature on the last day of the term thereof.

3.5

BA Rate Loans.  If, in the sole judgement of a Lender, such Lender is unable to extend credit by way of Bankers' Acceptances in accordance with this agreement, such Lender shall give an irrevocable notice to such effect to the Agent and the Borrowers prior to 10:00 a.m. (Toronto time) on the date of the requested credit extension and shall make available to the applicable Borrower prior to 11:00 a.m. (Toronto time) on the date of such requested credit extension a Canadian dollar loan (a “BA Rate Loan”) in the principal amount equal to such Lender's Pro Rata Share of the total credit to be extended by way of Bankers' Acceptances, such BA Rate Loan to be funded in the same manner as a Loan is funded pursuant to Section 3.2 and 3.3.  Such BA Rate Loan shall have the same term as the Bankers' Acceptances for which it is a substitute and shall bear such rate of interest per annum throughout the term thereof as shall permit such Lender to obtain the same effective rate as if such Lender had accepted and purchased a Bankers' Acceptance at the same acceptance fee and pricing at which the Reference Lenders would have accepted and purchased such Bankers' Acceptance at approximately 11:00 a.m. (Toronto time) on the date such BA Rate Loan is made, on the basis that, and the Borrowers hereby agree that, for such a BA Rate Loan, interest shall be payable in advance on the date of the extension of credit by the Lender deducting the interest payable in respect thereof from the principal amount of such BA Rate Loan.  All BA Rate Loans shall be evidenced by a promissory note in the form of a depository note made payable originally to and deposited with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada).

3.6

Inability to Fund US Dollar Advances in Canada.  If a Lender determines in good faith, which determination shall be final, conclusive and binding on the Borrowers, and the Agent notifies the Borrowers that (i) by reason of circumstances affecting financial markets inside or outside Canada, deposits of United States dollars are unavailable to such Lender in Canada, (ii) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided in the definition of LIBOR or Alternate Base Rate Canada, as the case may be, (iii) the making or continuation of United States dollar advances in Canada has been made impracticable by the occurrence of a contingency (other than a mere increase in rates payable by such Lender to fund the advance) which materially and adversely affects the funding of the advances at any interest rate computed on the basis of LIBOR or the Alternate Base Rate Canada, as the case may be, or by reason of a change in any applicable law or government regulation, guideline or order (whether or not having the force of law but, if not having the force of law, one with which a responsible bank would comply) or in the interpretation thereof by any Official Body affecting such Lender or any relevant financial market, which results in LIBOR or the Alternate Base Rate Canada, as the case may be, no longer representing the effective cost to such Lender of deposits in such market for a relevant Interest Period, or (iv) any change to present law or any future law, regulation, order, treaty or official directive (whether or not having the force of law but, if not having the force of law, one with which a responsible bank would comply) or any change therein or any interpretation or application thereof by any Official Body has made it unlawful for such Lender to make or maintain or give effect to its obligations in respect of United States dollar advances in Canada as contemplated herein, then

(a)

the right of the Borrowers to obtain any affected type of credit from such Lender shall be suspended until such Lender determines that the circumstances causing such suspension no longer exist and the Agent so notifies the Borrowers and the other Lenders;

(b)

if any affected type of credit is not yet outstanding, any applicable Drawdown Notice, Rollover Notice or Conversion Notice shall be cancelled and the advance requested therein shall not be made;

(c)

if any LIBOR Loan is already outstanding at any time when the right of the Borrowers to obtain extension of credit by way of a LIBOR Loan is suspended, it shall, subject to the Borrowers having the right to obtain credit by way of a Base Rate Canada Loan at such time, be converted on the last day of the Interest Period applicable thereto (or on such earlier date as may be required to comply with any applicable law) to a Base Rate Canada Loan in the principal amount equal to the principal amount of the LIBOR Loan or, if the Borrowers do not have the right to obtain credit by way of a Base Rate Canada Loan at such time, such LIBOR Loan shall be converted on the last day of the Interest Period applicable thereto (or on such earlier date as may be required to comply with any applicable law) to a Prime Rate Loan in the principal amount equal to the Canadian Dollar Equivalent of the principal amount of such LIBOR Loan; and

(d)

if any Base Rate Canada Loan is already outstanding at any time when the right of the Borrowers to obtain credit by way of a Base Rate Canada Loan is suspended, it shall, subject to the Borrowers having the right to obtain extension of credit by way of a LIBOR Loan at such time, be immediately converted to a LIBOR Loan in the principal amount equal to the principal amount of the Base Rate Canada Loan and having an Interest Period of one month or, if the Borrowers do not have the right to obtain credit by way of a LIBOR Loan at such time, it shall be immediately converted to a Prime Rate Loan in the principal amount equal to the Canadian Dollar Equivalent of the principal amount of the Base Rate Canada Loan.

If the Borrowers are notified by the Agent as aforesaid, then the Borrowers may indicate to the Agent in writing that they desire to replace the aforesaid Lender and, in such event, the provisions of Section 8.3 shall apply mutatis mutandis to such Lender as if such Lender were the Affected Lender.

3.7

Timing of Credit Availments.  No Bankers' Acceptance, LIBOR Loan or BA Rate Loan under any Credit Facility may have a maturity date later than the Maturity Date or that would, with respect to Credit Facility 1, prevent the Borrowers from paying the scheduled instalments under Credit Facility 1 pursuant to Section 9.1.

3.8

Time and Place of Payments.  Except as otherwise provided herein, the Borrowers shall make all payments pursuant to this agreement or pursuant to any document, instrument or agreement delivered pursuant hereto by deposit to the applicable Designated Account before 1:00 p.m. (Toronto time) on the day specified for payment and the Agent shall be entitled to withdraw the amount of any payment due to the Agent or the Lenders from such account on the day specified for payment.  Any such payment received on the day specified for such payment but after 1:00 p.m. (Toronto time) shall be deemed to have been received prior to 1:00 p.m. (Toronto time) on the Banking Day immediately following such day specified for payment.

3.9

Remittance of Payments due to Lenders.  Forthwith after receipt by the Agent of any payment of principal, interest, fees or other amounts for the benefit of the Lenders pursuant to Section 3.8, the Agent shall, subject to Section 8.3, remit to each Lender entitled thereto, in immediately available funds, such Lender's Pro Rata Share of such payment; provided that if the Agent, on the assumption that it will receive, on any particular date, a payment of principal (including, without limitation, a prepayment), interest, fees or other amount hereunder, remits to each Lender entitled thereto its Pro Rata Share of such payment and the Borrowers fail to make such payment, each of the Lenders agrees to repay to the Agent, forthwith on demand, to the extent that such amount is not recovered from the Borrowers on demand and after reasonable efforts by the Agent to collect such amount (without in any way obligating the Agent to take any legal action with respect to such collection), such Lender's Pro Rata Share of the payment made to it pursuant hereto together with interest thereon at the then prevailing interbank rate for each day from the date such amount is remitted to the Lenders until the date such amount is paid or repaid to the Agent, the exact amount of the repayment required to be made by the Lenders pursuant hereto to be as set forth in a certificate delivered by the Agent to each Lender, which certificate shall constitute prima facie evidence of such amount of repayment.

3.10

Evidence of Indebtedness.

(a)

The Agent shall open and maintain accounts wherein the Agent shall record the amount and type of credit outstanding, each advance and each payment of principal and interest on account of each Loan, each Bankers' Acceptance accepted and cancelled and all other amounts becoming due to and being paid to the Lenders or the Agent under a particular Credit Facility.  The Agent's accounts constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrowers to the Lenders and the Agent under the applicable Credit Facility.

(b)

The Overdraft Lender shall open and maintain accounts wherein it shall record the amount and currency of each Overdraft Loan, each payment of principal and interest on account of each Overdraft Loan and all other amounts becoming due to and being paid to the Overdraft Lender.  The Overdraft Lender's accounts constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrowers to the Overdraft Lender.

(c)

The Issuing Lender shall open and maintain accounts wherein it shall record the amount and currency of each Letter issued and drawn upon and all other amounts becoming due to and being paid to the Issuing Lender.  The Issuing Lender's accounts constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrowers to the Issuing Lender.

3.11

Notice Periods.  Each Drawdown Notice, Rollover Notice and Conversion Notice shall be given to the Agent:

(a)

prior to 11:00 a.m. (Toronto time) on the third Banking Day prior to the date of drawdown of, rollover of or conversion into a LIBOR Loan;

(b)

prior to 11:00 a.m. (Toronto time) on the second Banking Day prior to the date of a drawdown of or conversion into a Base Rate Canada Loan or a Prime Rate Loan or a drawdown of, rollover of or conversion into a Bankers' Acceptance; and

(c)

prior to 11:00 a.m. (Toronto time) on the first Banking Day prior to the date of any other drawdown, rollover or conversion.

3.12

Overdraft Loans.

(a)

Subject to the following provisions of this Section, overdrafts arising from clearance of cheques or drafts drawn on the accounts of the Borrowers maintained with the Overdraft Lender, and designated by the Overdraft Lender for such purpose, shall be deemed to be outstanding as extensions of credit to the respective Borrowers from the Overdraft Lender under Credit Facility 2 (each, an “Overdraft Loan”) as follows:

(i)

in the case of overdrafts in Canadian dollars, as Prime Rate Loans; and

(ii)

in the case of overdrafts in United States dollars, as Base Rate Canada Loans.

For certainty, notwithstanding Section 4.1, no Drawdown Notice need be delivered by the Borrowers in respect of Overdraft Loans.

(b)

Except as otherwise specifically provided herein, all references to Prime Rate Loans and Base Rate Canada Loans shall include Overdraft Loans made in Canadian and United States dollars, respectively.

(c)

Overdraft Loans shall be made by the Overdraft Lender alone, without assignment to or participation by the other Lenders.

(d)

The aggregate principal amount of the outstanding Overdraft Loans shall not exceed the lesser of:

(i)

US$7,500,000 or the Canadian Dollar Equivalent thereof; and

(ii)

the amount, if any, by which the amount of Credit Facility 2 exceeds the aggregate amount of credit outstanding under Credit Facility 2 other than by way of Overdraft Loans.

(e)

The Borrowers may make repayments of Overdraft Loans (together with accrued interest thereon) from time to time without penalty.

(f)

All interest payments and principal repayments of or in respect of Overdraft Loans shall be solely for the account of the Overdraft Lender.  Subject to Section 3.12(g), all costs and expenses relating to the Overdraft Loans shall be solely for the account of the Overdraft Lender.

(g)

Notwithstanding anything to the contrary herein contained, or the contrary provisions of Applicable Law, (i) if an Event of Default occurs or (ii) if the Overdraft Lender so requires (and the Overdraft Lender agrees to so require if there have been outstanding Overdraft Loans for seven consecutive days), and there are then outstanding any Overdraft Loans, then, effective on the day of notice to that effect from the Overdraft Lender to the Lenders who have made Individual Commitments under Credit Facility 2, the Borrowers shall be deemed to have requested, and hereby request, extensions of credit by way of drawdown of an amount of Loans under Credit Facility 2, in the currency or currencies of the Overdraft Loans, sufficient to repay the Overdraft Loans and accrued and unpaid interest in respect thereof, and on the day of receipt of such notice, each of such Lenders shall disburse to the Overdraft Lender its respective Pro Rata Share of such amounts and such amounts shall thereupon be deemed to have been advanced by such Lenders to the Borrowers and to constitute Loans under Credit Facility 2 (by way of Base Rate Canada Loans if the Overdraft Loans were so denominated or Prime Rate Loans if the Overdraft Loans were so denominated, or both).  Such Loans under Credit Facility 2 shall be deemed to be comprised of principal and accrued and unpaid interest in the same proportions as the corresponding Overdraft Loans.

(h)

For certainty, it is hereby acknowledged and agreed that the Lenders who made Individual Commitments under Credit Facility 2 shall be obligated to advance their Pro Rata Share of an extension of credit by way of drawdown contemplated by Section 3.12(g) and to disburse to the Overdraft Lender their Pro Rata Shares of the Loan referenced therein irrespective of: (i) whether a Default or Event of Default is then continuing or whether any other condition in Article 12 is met; and (ii) whether or not the Borrowers have in fact actually requested such extension of credit by way of drawdown (by delivery of a Drawdown Notice or otherwise).

3.13

General Provisions Relating to All Letters.

(a)

The Borrowers shall indemnify and save harmless the Lenders, the Issuing Lender and the Agent against all claims, losses, costs, expenses or damages to the Lenders, the Issuing Lender and the Agent arising out of or in connection with any Letter, the issuance thereof, any payment thereunder or any action taken by the Lenders, the Issuing Lender or the Agent or any other person in connection therewith, including, without limitation, all costs relating to any legal process or proceeding instituted by any party restraining or seeking to restrain the Issuing Lender from accepting or paying any Draft or any amount under any such Letter.

(b)

The Borrowers hereby acknowledge and confirm to the Issuing Lender that the Issuing Lender shall not be obliged to make any inquiry or investigation as to the right of any beneficiary to make any claim or Draft or request any payment under a Letter and payment by the Issuing Lender pursuant to a Letter shall not be withheld by the Issuing Lender by reason of any matters in dispute between the beneficiary thereof and the relevant Borrower.  The sole obligation of the Issuing Lender with respect to Letters is to cause to be paid a Draft drawn or purporting to be drawn in accordance with the terms of the applicable Letter and for such purpose the Issuing Lender is only obliged to determine that the Draft purports to comply with the terms and conditions of the relevant Letter.

(c)

The Issuing Lender shall not have any responsibility or liability for or any duty to inquire into the form, sufficiency (other than to the extent provided in the preceding paragraph), authorization, execution, signature, endorsement, correctness (other than to the extent provided in the preceding paragraph), genuineness or legal effect of any Draft, certificate or other document presented to it pursuant to a Letter and the Borrowers unconditionally assume all risks with respect to the same.  The Borrowers agree that they assume all risks of the acts or omissions of the beneficiary of any Letter with respect to the use by such beneficiary of the relevant Letter.

(d)

The obligations of the Borrowers hereunder with respect to Letters shall be absolute, unconditional and irrevocable and shall not be reduced by any event or occurrence including, without limitation, any lack of validity or enforceability of any such Letter, or any Draft with respect thereto paid or acted upon by the Issuing Lender or any of its correspondents being fraudulent, forged, invalid or insufficient in any respect, or any claims which the Borrowers may have against any beneficiary or transferee of any such Letter; provided, however, that nothing herein shall adversely affect the rights of the Borrowers to commence any proceeding against the Issuing Lender for any wrongful payments made by the Issuing Lender under a Letter as a result of acts or omissions constituting gross negligence or wilful misconduct on the part of the Issuing Lender.  The obligations of the Borrowers hereunder with respect to Letters shall remain in full force and effect and shall apply to any amendment to or extension of the expiration date of any such Letter.

(e)

Any action, inaction or omission taken or suffered by the Issuing Lender or any of the Issuing Lender's correspondents under or in connection with a Letter or any Draft made thereunder, if in good faith and in conformity with foreign or domestic laws, regulations or customs applicable thereto, shall be binding upon the Borrowers and shall not place the Issuing Lender or any of its correspondents under any resulting liability to the Borrowers.  Without limiting the generality of the foregoing, the Issuing Lender and its correspondents may receive, accept or pay as complying with the terms of a Letter, any Draft thereunder, otherwise in order which may be signed by, or issued to, the administrator or any executor of, or the trustee in bankruptcy of, or the receiver for any property of, or other person or entity acting as the representative or in the place of, such beneficiary or its successors and assigns.  The Borrowers covenant that they will not take any steps, issue any instructions to the Issuing Lender or any of its correspondents or institute any proceedings intended to derogate from the right or ability of the Issuing Lender or its correspondents to honour and pay any Draft or Drafts.

(f)

The Borrowers agree that the Lenders, the Issuing Lender and the Agent shall have no liability to them for any reason in respect of or in connection with any Letter, the issuance thereof, any payment thereunder, or any other action taken by the Lenders, the Issuing Lender or the Agent or any other person in connection therewith, other than on account of the Issuing Lender's gross negligence or wilful misconduct and other than to the extent not in compliance with (b) above.

Save to the extent expressly provided otherwise in this Section 3.13, the rights and obligations between the Issuing Bank and each Borrower with respect to each Letter shall be determined in accordance with the applicable provisions of the (i) Uniform Customs and Practice for Documentary Credits (1993 Revision), ICC Publications 500 or (ii) the International Standby Practices - ISP98, ICC Publication No. 590, as applicable.

3.14

Security.  The Secured Obligations of the Obligors under the Loan Documents shall be collaterally secured by the Security.

ARTICLE 4
DRAWDOWN

4.1

Drawdown Notice.  Subject to Sections 2.1, 3.5 and 3.6, and provided that all of the applicable conditions precedent set forth in Article 12 have been fulfilled by the Borrowers or waived in accordance with Section 14.14, the Borrowers may have credit extended to them hereunder by giving to the Agent an irrevocable notice (“Drawdown Notice”) in substantially the form of Schedule  hereto and specifying

(a)

the applicable Borrower;

(b)

the Credit Facility under which the Credit is to be extended;

(c)

the date the credit is to be extended;

(d)

whether the credit is to be extended by way of a Prime Rate Loan, a Base Rate Canada Loan, a LIBOR Loan or a Bankers' Acceptance;

(e)

if the credit is to be extended by way of a Loan, the principal amount of the Loan;

(f)

if the credit is to be extended by way of a LIBOR Loan, the applicable Interest Period;

(g)

if the credit is to be extended by way of Bankers' Acceptances, the aggregate face amount of the Bankers' Acceptances to be issued and the term of the Bankers' Acceptances;

(h)

if the credit is to be obtained by way of Letter, the date of issuance of the Letter, whether the Letter is to be a letter of credit or a letter of guarantee, the named beneficiary of the Letter, the maturity date and amount of the Letter, the currency in which the Letter is to be denominated and all other terms of the Letter; and

(i)

the details of any irrevocable authorization and direction pursuant to Section 3.2.

ARTICLE 5
ROLLOVERS

5.1

Bankers' Acceptances.  Subject to Section 3.5 and provided that the applicable Borrower has, by giving notice to the Agent in accordance with Section 5.3, requested the Lenders to accept its drafts to replace all or a portion of outstanding Bankers' Acceptances as they mature, each Lender shall, on the maturity of such Bankers' Acceptances and concurrent with the payment by the Borrowers to such Lender of the face amount of such Bankers' Acceptances or the portion thereof to be replaced, accept such Borrower's draft or drafts having an aggregate face amount equal to its Pro Rata Share of the aggregate face amount of the matured Bankers' Acceptances or the portion thereof to be replaced.

5.2

LIBOR Loans.  Subject to Section 3.6 and provided that the applicable Borrower has, by giving notice to the Agent in accordance with Section 5.3, requested the Lenders to continue to make credit available by way of LIBOR Loans to replace all or a portion of an outstanding LIBOR Loan at the end of its Interest Period, each Lender shall, at the end of the Interest Period of such LIBOR Loan, continue to make credit available to such Borrower by way of a LIBOR Loan (without a further advance of funds to such Borrower) in the principal amount equal to its Pro Rata Share of the principal amount of the LIBOR Loan to be replaced or the portion thereof to be replaced.

5.3

Rollover Notice.  The notice to be given to the Agent pursuant to Section 5.1 or 5.2  (“Rollover Notice”) shall be irrevocable, shall be given in accordance with Section 3.11, shall be substantially in the form of Schedule  hereto and shall specify:

(a)

the applicable Borrower;

(b)

the relevant Credit Facility;

(c)

the maturity date of the maturing Bankers' Acceptances or the expiry date of the Interest Period of the LIBOR Loan to be replaced, as the case may be;

(d)

the face amount of the maturing Bankers' Acceptances or the principal amount of the LIBOR Loan to be replaced, as the case may be, and the portion thereof to be replaced; and

(e)

the aggregate face amount of the new Bankers' Acceptances and the term or terms of the new Bankers' Acceptances or the principal amount of the new LIBOR Loans, as the case may be, and the Interest Period or Interest Periods of the new LIBOR Loans.

ARTICLE 6
CONVERSIONS

6.1

Converting Loan to Other Type of Loan.  Subject to Section 3.6 and provided that the applicable Borrower has, by giving notice to the Agent in accordance with Section 6.4, requested that all or a portion of an outstanding Loan of a particular type be converted into another type of Loan, each Lender shall, on the date of conversion (which, in the case of the conversion of all or a portion of an outstanding LIBOR Loan, shall be the last day of the Interest Period of such Loan), continue to make credit available to such Borrower by way of the type of Loan into which the outstanding Loan or a portion thereof is converted (with a repayment and a subsequent advance of funds to such Borrower) in the aggregate principal amount equal to its Pro Rata Share of the principal amount as provided in the Conversion Notice.

6.2

Converting Loan to Bankers' Acceptances.  Subject to Sections  3.1 and 3.5 and provided that the applicable Borrower has, by giving notice to the Agent in accordance with Section 6.4, requested the Lenders to accept its drafts to replace all or a portion of an outstanding Loan and, if a LIBOR Loan or a BA Rate Loan is to be replaced, the date of conversion is the date on which such Loan matures, each Lender shall, on the date of conversion and concurrent with the payment by the Borrowers to each Lender of the principal amount of such outstanding Loan or the portion thereof which is being converted, accept such Borrower's draft or drafts having an aggregate face amount as provided in the Conversion Notice.

6.3

Converting Bankers' Acceptances to Loan.  Each Lender shall, on the maturity date of a Bankers' Acceptance which such Lender has accepted, pay to the holder thereof the face amount of such Bankers' Acceptance.  Subject to Section 3.6 and provided that the applicable Borrower has, by giving notice to the Agent in accordance with Section 6.4, requested the Lenders to convert all or a portion of outstanding maturing Bankers' Acceptances into a particular type of Loan, each Lender shall, upon the maturity date of such Bankers' Acceptances and the payment by such Lender to the holders of such Bankers' Acceptances of the aggregate face amount thereof, make credit available to such Borrower by way of the Loan into which the matured Bankers' Acceptances or a portion thereof are converted in the aggregate principal amount as provided in the Conversion Notice.  Where a particular Lender has funded the Borrowers by way of a BA Rate Loan rather than by way of Bankers' Acceptances, the provisions of this Section 6.3 as they relate to Bankers' Acceptances shall apply mutatis mutandis to such BA Rate Loan.

6.4

Conversion Notice.  The notice to be given to the Agent pursuant to Section 6.1, 6.2 or 6.3 (“Conversion Notice”), shall be irrevocable, shall be given in accordance with Section 3.11, shall be substantially in the form of Schedule  hereto and shall specify:

(a)

the applicable Borrower;

(b)

the relevant Credit Facility;

(c)

whether an outstanding Loan or Bankers' Acceptances are to be converted and, if an outstanding Loan is to be converted, the type of Loan to be converted;

(d)

the date on which the conversion is to take place;

(e)

the face amount of the Bankers' Acceptances or the portion thereof which is to be converted or the principal amount of the Loan or the portion thereof which is to be converted;

(f)

the type and amount of the Loan or Bankers' Acceptances into which the outstanding Loan or Bankers' Acceptances are to be converted;

(g)

if outstanding extension of credit is to be converted into a LIBOR Loan, the applicable Interest Period; and

(h)

if an outstanding Loan is to be converted into Bankers' Acceptances, the aggregate face amount of the new Bankers' Acceptances to be issued, the term or terms of the new Bankers' Acceptances.

6.5

Absence of Notice.  Subject to Section 3.6, in the absence of a Rollover Notice or Conversion Notice within the appropriate time periods referred to herein, a maturing Bankers' Acceptance or BA Rate Loan shall be automatically converted to a Prime Rate Loan and a maturing LIBOR Loan shall be automatically converted to a Base Rate Canada Loan as though a notice to such effect had been given in accordance with Section 6.4.

6.6

Conversion After Default.  Subject to Section 3.6, if an Event of Default has occurred and is continuing at 10:00 a.m. (Toronto time) on the third Banking Day prior to the maturity date of a Bankers' Acceptance, BA Rate Loan or a LIBOR Loan, such Bankers' Acceptances or BA Rate Loan shall be automatically converted to a Prime Rate Loan and such LIBOR Loan shall be automatically converted to a Base Rate Canada Loan as though a notice to such effect had been given in accordance with Section 6.4.

ARTICLE 7
INTEREST AND FEES

7.1

Interest Rates.  The Borrowers shall pay to the Agent for the account of the Lenders, in accordance with Section 3.8, interest on the outstanding principal amount from time to time of each Loan and on overdue interest thereon at the rate per annum equal to:

(a)

the Prime Rate plus the Applicable Margin, in the case of each Prime Rate Loan;

(b)

the Alternate Base Rate Canada plus the Applicable Margin, in the case of each Base Rate Canada Loan; and

(c)

LIBOR plus the Applicable Margin, in the case of each LIBOR Loan.

7.2

Calculation and Payment of Interest.

(a)

Interest on the outstanding principal amount from time to time of each Prime Rate Loan and on overdue interest thereon shall accrue from day to day from and including the date on which credit is made available by way of such Loan or on which such overdue interest is due, as the case may be, to but excluding the date on which such Loan or overdue interest, as the case may be, is repaid in full (both before and after maturity and before and after judgment) and shall be calculated on the basis of the actual number of days elapsed divided by 365 or 366 in the case of a leap year.

(b)

Interest on the outstanding principal amount from time to time of each LIBOR Loan and Base Rate Canada Loan and on overdue interest thereon shall accrue from day to day from and including the date on which credit is made available by way of such Loan or on which such overdue interest is due, as the case may be, to but excluding the date on which such Loan or overdue interest, as the case may be, is repaid in full (both before and after maturity and before and after judgment) and shall be calculated on the basis of the actual number of days elapsed divided by 360.

(c)

Accrued interest shall be paid,

(i)

in the case of interest on Prime Rate Loans and Base Rate Canada Loans, quarterly in arrears on the last Banking Day of each Fiscal Quarter, on the date of each scheduled instalment under Section 9.1 and on the termination of the applicable Credit Facility; and

(ii)

in the case of interest on LIBOR Loans, on the last day of the applicable Interest Period and, where the Interest Period is longer than three months, three months after the beginning of such Interest Period and on the termination of the applicable Credit Facility.

7.3

General Interest Rules.

(a)

For the purposes hereof, whenever interest is calculated on the basis of a year of 360 or 365 days, each rate of interest determined pursuant to such calculation expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as the case may be.

(b)

Interest on each Loan and on overdue interest shall be payable in the currency in which such Loan is denominated during the relevant period.

(c)

If any Borrower fails to pay any interest, fee or other amount of any nature payable by it to the Agent or the Lenders hereunder (other than principal) on the due date therefor or under any document, instrument or agreement delivered pursuant hereto on the due date therefor, such Borrower shall pay to the Agent interest on such overdue amount in the same currency as such overdue amount is payable from and including such due date to but excluding the date of actual payment (as well after as before judgment) at the rate per annum, calculated and compounded monthly, which is equal to:

(i)

the Alternate Base Rate Canada plus 3% per annum in the case of overdue amounts denominated in US dollars; and

(ii)

the Prime Rate plus 3% per annum in the case of all other overdue amounts.

7.4

Selection of Interest Periods.  With respect to each LIBOR Loan, the Borrowers shall specify in the Drawdown Notice, Rollover Notice or Conversion Notice, the duration of the Interest Period provided that:

(a)

no LIBOR Loan may have an Interest Period that would end after the Maturity Date;

(b)

Interest Periods for LIBOR Loans shall have a duration of one, two, three or six months;

(c)

the first Interest Period for a LIBOR Loan shall commence on and include the day on which credit is made available by way of such Loan and each subsequent Interest Period applicable thereto shall commence on and include the date of the expiry of the immediately preceding Interest Period applicable thereto; and

(d)

if any Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless such next succeeding Banking Day falls in the next calendar month, in which case such Interest Period shall be shortened to end on the immediately preceding Banking Day.

7.5

Acceptance Fees.  With respect to each draft of the Borrowers accepted pursuant hereto, the Borrowers shall pay to the Lenders, in advance, an acceptance fee calculated at the applicable rate per annum, on the basis of a year of 365 days, set forth in Schedule  hereto, on the face amount of such Bankers' Acceptance for its term, being the actual number of days in the period commencing on the date of acceptance of the applicable Borrower's draft and ending on but excluding the maturity date of the Bankers' Acceptance.  Such acceptance fees shall be non-refundable and shall be fully earned when due.

7.6

Standby Fees.  Upon the first Banking Day immediately following the completion of each Fiscal Quarter and upon the termination of a particular Revolving Facility, the Borrowers shall pay to the Bank, in arrears, a standby fee, calculated and accruing daily from the date of the execution and delivery of this agreement at the rate equal to the Applicable Margin set forth in Schedule  hereto, calculated on the basis of a year of 365 days, on the Available Credit pertaining to such Revolving Facility during such Fiscal Quarter or other period as the case may be.

7.7

Waiver.  To the extent permitted by Applicable Law, the covenant of the Borrowers to pay interest at the rates provided herein shall not merge in any judgment relating to any obligation of the Borrowers to the Lenders and any provision of the Interest Act (Canada) which restricts any rate of interest set forth herein shall be inapplicable to this agreement and is hereby waived by the Borrowers.

7.8

Maximum Rate Permitted by Law.  No interest or fee to be paid hereunder shall be paid at a rate exceeding the maximum rate permitted by Applicable Law.   In the event that such interest or fee exceeds such maximum rate, such interest or fees shall be reduced or refunded, as the case may be, so as to be payable at the highest rate recoverable under Applicable Law..

7.9

Letter Fees.

(a)

The Borrowers shall pay to the Agent for the account of all Lenders an issuance fee (in the currency which the Letter is denominated) in advance on the date each Letter is issued or renewed calculated at a rate per annum equal to the Applicable Margin and on the amount of each such Letter for the number of days in the term of such Letter in the year of 365 or 366 days, as the case may be, in which the Letter is issued or renewed.  In addition, with respect to all Letters, the Borrowers shall from time to time pay to the Agent for the account of the Issuing Lender its usual and customary fees (at the then prevailing rates) for the amendment, delivery and administration of letters of credit and letters of guarantee such as the Letters.

(b)

The Borrowers shall pay to the Agent for the account of the Issuing Lender a fee (in the currency in which the Letter is denominated) in advance on the date each Letter is issued or renewed and calculated at a rate of 0.125% per annum on the amount of each such Letter for the number of days in the term of such Letter in the year of 365 or 366 days, as the case may be, in which the Letter is issued or renewed.

ARTICLE 8
RESERVE, CAPITAL, INDEMNITY AND TAX PROVISIONS

8.1

Conditions of Credit.  The obtaining or maintaining of credit hereunder shall be subject to the terms and conditions contained in this Article 8.

8.2

Change of Circumstances.

(a)

If, after the date hereof, the introduction of or any change in or in the interpretation of, or any change in its application to any Lender of, any law or any regulation or guideline issued by any Official Body, including, without limitation, any reserve or special deposit requirement or any tax (other than tax on a Lender's general income) or any capital requirement, has, due to a Lender's compliance, the effect, directly or indirectly, of (i) increasing the cost to such Lender of performing its obligations hereunder; (ii) reducing any amount received or receivable by such Lender hereunder or its effective return hereunder or on its capital; or (iii) causing such Lender to make any payment or to forego any return based on any amount received or receivable by such Lender hereunder, then the Lender shall deliver to the Borrowers a certificate stating that such costs have been incurred because of the existence of this Agreement or the Loans and setting out the reason for and the calculation of the relevant amount and shall document that such costs are generally being charged by such Lender to other similarly situated Borrowers under similar credit facilities and, upon demand from time to time, the Borrowers shall pay such amount as shall compensate such Lender for any such cost, reduction, payment or foregone return (but no earlier than the amount to which it pertains would have been required to be paid hereunder) provided that the Borrowers shall be obligated under this Section 8.2(a)  to compensate such Lender for capital adequacy requirements measured against its outstanding obligations hereunder only to the extent such capital adequacy requirements are in excess of the capital adequacy requirements as of the date hereof.  Any certificate of a Lender in respect of the foregoing will be conclusive and binding upon the Borrowers, except for manifest error, provided that such Lender shall determine the amounts owing to it in good faith using any reasonable averaging and attribution methods.

(b)

Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to seek additional amounts from the Borrowers pursuant to Section 8.2(a), it will use reasonable efforts to make, fund or maintain the affected credit through another lending office or take such other actions as it deems appropriate if as a result thereof the additional moneys which would otherwise be required to be paid in respect of such credit pursuant to Section 8.2(a) would be reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such credit through such other lending office or the taking of such other actions would not otherwise adversely affect such credit or such Lender and would not, in such Lender's sole discretion, be commercially unreasonable.

(c)

Notwithstanding Section 8.2(a), the Borrowers shall not be liable to compensate a Lender for any such cost, reduction, payment or foregone return:

(i)

resulting from any law, regulation or guideline now in effect;

(ii)

occurring more than 60 days before receipt by the Borrowers of the certificate described in Section 8.2(a); or

(iii)

if such compensation is not being claimed as a general practice from customers of such Lender who by agreement are liable to pay such or similar compensation.

In determining the amount of compensation payable by the Borrowers under Section 8.2(a), such Lender shall use all reasonable efforts to minimize the compensation payable by the Borrowers including, without limitation, using all reasonable efforts to obtain refunds or credits, and any compensation paid by the Borrowers which is later determined not to have been properly payable or in respect of which a refund, credit or compensation has been received shall forthwith be reimbursed by such Lender to the Borrowers.

8.3

Assignment as a Result of Change of Circumstances.  If any Lender but not all of the Lenders seeks additional compensation pursuant to Section 8.2(a) (the “Affected Lender”), then the Borrowers may indicate to the Agent in writing that they desire the Affected Lender to be replaced with one or more of the other Lenders, and the Agent shall then forthwith give notice to the other Lenders that any Lender or Lenders may, in the aggregate, assume all (but not part) of the Affected Lender's Individual Commitment and obligations hereunder and acquire all (but not part) of the rights of the Affected Lender and assume all (but not part) of the obligations of the Affected Lender under each of the other agreements and instruments delivered pursuant hereto (but in no event shall any other Lender or the Agent be obliged to do so).  If one or more Lenders shall so agree in writing (herein collectively called the “Assenting Lenders” and individually called an “Assenting Lender”) with respect to such acquisition and assumption, the Individual Commitment and the obligations of such Assenting Lender under this agreement and the rights and obligations of such Assenting Lender under each of the other agreements and instruments delivered pursuant hereto shall be increased by its respective pro rata share (based on the relative Individual Commitments of the Assenting Lenders) of the Affected Lender's Pro Rata Share of outstanding credit and Individual Commitment and obligations under this agreement and rights and obligations under each of the other agreements and instruments delivered pursuant hereto on a date mutually acceptable to the Assenting Lenders and the Borrowers.  On such date, the Assenting Lenders shall pay to the Affected Lender the amount of the outstanding credit which it has made available to the Borrowers and the Affected Lender shall cease to be a “Lender” for purposes of this agreement and shall no longer have any obligations hereunder.  Upon the assumption of the Affected Lender's Individual Commitment as aforesaid by an Assenting Lender, Schedule  hereto shall be deemed to be amended to increase the Individual Commitment of such Assenting Lender by the respective amounts of such assumption.  If there are no Assenting Lenders, the Borrowers may, subject to Section 14.18, designate to the Agent by written notice a Canadian chartered bank which is not a Lender and, for all purposes of this Section 8.3, such bank shall be the sole Assenting Lender.

8.4

Indemnity Relating to Credits.  Upon notice from the Agent to the Borrowers (which notice shall be accompanied by a detailed calculation of the amount to be paid by the Borrowers), the Borrowers shall pay to the Agent or the Lenders such amount or amounts as will compensate the Agent or the Lenders for any loss, cost or expense incurred by them:

(a)

in the liquidation or redeposit of any funds acquired by the Lenders to fund or maintain any portion of a LIBOR Loan or a BA Rate Loan as a result of:

(i)

the failure of either Borrower to borrow or make repayments on the dates specified under this agreement or in any notice from either Borrower to the Agent; or

(ii)

the repayment or prepayment of any amounts on a day other than the payment dates prescribed herein or in any notice from either Borrower to the Agent; or

(b)

with respect to any Bankers' Acceptance, arising from claims or legal proceedings, and including reasonable legal fees and disbursements, respecting the collection of amounts owed by the Borrowers hereunder in respect of such Bankers' Acceptance or the enforcement of the Agent's or Lenders' rights hereunder in respect of such Bankers' Acceptance including, without limitation, legal proceedings attempting to restrain the Agent or the Lenders from paying any amount under such Bankers' Acceptance; or

(c)

in converting United States dollars into Canadian dollars or Canadian dollars into United States dollars as a result of the failure of the Borrowers to make repayments of outstanding credit hereunder in the currency in which such outstanding credit was denominated.

8.5

Indemnity for Transactional and Environmental Liability.

(a)

The Borrowers hereby agree to indemnify, exonerate and hold the Agent and each Lender and each of their respective officers, directors and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all claims, demands, actions, causes of action, suits, losses, costs (including, without limitation, all documentary, recording, filing, mortgage or other stamp taxes or duties), liabilities (other than contingent liabilities and/or related accounts) and damages, and expenses in connection therewith (irrespective of whether such Indemnified Party is a party to the action for which indemnification hereunder is sought), and including, without limitation, reasonable legal fees and out of pocket disbursements (collectively, in this Section 8.5(a), the “Indemnified Liabilities”), paid, incurred or suffered by the Indemnified Parties or any of them as a result of, or arising out of, or relating to (i) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any extension of credit obtained hereunder, or (ii) the execution, delivery, performance or enforcement of this agreement and any instrument, document or agreement executed pursuant hereto, except for any such Indemnified Liabilities that a court of competent jurisdiction determined arose on account of the relevant Indemnified Party's gross negligence or willful misconduct.

(b)

Without limiting the generality of the indemnity set out in Section 8.5(a), the Borrowers hereby further agree to indemnify, exonerate and hold the Indemnified Parties free and harmless from and against any and all claims, demand, actions, causes of action, suits, losses, costs, liabilities (other than contingent liabilities and/or related accounts) and damages, and expenses in connection therewith, including, without limitation, reasonable legal fees and out of pocket disbursements, of any and every kind whatsoever (collectively, in this Section 8.5(b), the “Indemnified Liabilities”), paid, incurred or suffered by the Indemnified Parties or any of them for, with respect to, or as a direct or indirect result of, (i) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, any Property of any Hazardous Material or (ii) the breach or violation of any Environmental Law by any of the Companies, except for any such Indemnified Liabilities that a court of competent jurisdiction determined arose on account of the relevant Indemnified Party's gross negligence or willful misconduct.

(c)

All obligations provided for in this Section 8.5 shall survive any termination of the Credit Facilities or this agreement and shall not be reduced or impaired by any investigation made by or on behalf of the Agent or any of the Lenders.

(d)

The Borrowers hereby agree that, for the purposes of effectively allocating the risk of loss placed on the Borrowers by this Section 8.5, the Agent and each of the Lenders shall be deemed to be acting as the agent or trustee on behalf of and for the benefit of its officers, directors and agents.

(e)

If, for any reason, the obligations of the Borrowers pursuant to this Section 8.5 shall be unenforceable, the Borrowers agree to make the maximum contribution to the payment and satisfaction of each obligation that is permissible under applicable law, except to the extent that a court of competent jurisdiction determines such obligations arose on account of the gross negligence or willful misconduct of any Indemnified Party.

8.6

Gross-Up for Taxes.

(a)

(i)

All payments made by each Borrower under this agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes except to the extent that such deduction or withholding is required by any Applicable Law, as modified by the administrative practice of any relevant Official Body then in effect.  If any such Taxes are required to be withheld from any amount payable to the Agent or any Lender hereunder, or if the Agent or any Lender is subject to Taxes under Part XIII of the Tax Act (or any successor part) in respect of any such amount but such Taxes are not levied by way of deduction or withholding (“Part XIII Tax Payable”), each Borrower shall

(A)

promptly notify the Agent of such requirement;

(B)

pay to the relevant Official Body (I) the full amount required to be deducted or withheld (including the full amount of Taxes required to be deducted or withheld from any additional amount paid by such Borrower to the Agent or such Lender under this Section 8.6(a)), or as the case may be (II) the full amount of any Part XIII Tax Payable in respect of such amount (including the full amount of Taxes payable on any additional amount paid by such Borrower to the Agent or such Lender under this Section 8.6(a)). Such Borrower shall pay such amount (whether such amount is governed by (I) or (II)) to such Official Body within the time period required by Applicable Law for Taxes referred to in (I) that are required to be deducted or withheld;

(C)

as promptly as possible thereafter, forward to the Agent an official receipt (or a certified copy), or other documentation reasonably acceptable to the Agent, evidencing such payment to such Official Body; and

(D)

pay to the Agent or such Lender, in addition to the payment to which the Agent or such Lender is otherwise entitled under this agreement, such additional amount as is necessary to ensure that the net amount actually received by the Agent or such Lender (free and clear of any such Taxes, whether assessable against such Borrower or the Agent or such Lender) will equal the full amount the Agent or such Lender would have received had no such deduction or withholding been required or no Part XIII Tax Payable been levied, as the case may be.

(ii)

If any Borrower fails to pay to the relevant Official Body within the time period referenced in Section 8.6(a)(i)(B) any Taxes that it was required to pay to such Official Body under this Section 8.6(a) in respect of any payment to or for the benefit of the Agent or such Lender under this agreement or fails to furnish the Agent, with the documentation referred to in Section 8.6(a) when required to do so, such Borrower shall forthwith on demand fully indemnify the Agent or such Lender, on an after-Taxes basis, from and against any Taxes (including interest and penalties), losses and expenses which the Agent or such Lender may suffer or incur as a result of such failure.

(iii)

Each Borrower shall also indemnify the Agent or such Lender, on an after-Taxes basis, for any additional Taxes on net income (including interest and penalties in respect thereof) that the Agent or such Lender may be obliged to pay as a result of the payment of additional amounts under this Section 8.6(a) within ten (10) days from the date the Agent or such Lender makes written demand therefor, accompanied by a certificate stating the amount of the relevant Taxes, including interest and/or penalties, and the computation thereof, which certificate shall (absent manifest error) be conclusive.

(iv)

Each Borrower's obligations under this Section 8.6(a) shall survive the termination of the Credit Facilities and this agreement and the permanent repayment of the outstanding credit and all other amounts payable hereunder.

(b)

Notwithstanding Section 8.6(a), each Borrower shall not be required to indemnify or pay any additional amounts in respect of Canadian Taxes (including, for greater certainty, Part XIII Tax Payable) applicable to any amount payable with respect to any outstanding credit or portion thereof pursuant to Section 8.6(a) above to the Agent or any Lender if it is not a Canadian Qualified Lender, unless such outstanding credit or portion thereof, as the case may be, was assigned, participated or transferred to such Lender at the request of such Borrower or was assigned, participated or transferred to such Lender following the occurrence, and during the continuance, of a Default.

(c)

If any Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which a payment has been made hereunder, the Agent and the Lenders shall cooperate with such Borrower in challenging such Taxes at such Borrower's expense if so requested by such Borrower.  If the Agent or any Lender receives a refund of, or credit for, Taxes for which a payment has been made by such Borrower pursuant to this agreement, which refund or credit in the good faith judgment of the Agent or any Lender is attributable to such payment made by such Borrower, then the Agent or any Lender shall reimburse such Borrower for such amount as the Agent or any Lender determines to be the proportion of the refund or credit as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required.  The Agent or such Lender shall claim any refund or credit that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim.  The Agent or such Lender shall not be obliged to disclose any information regarding its tax affairs or computations to such Borrower in connection with this paragraph (c) or any other provision of this Section 8.6, except to the extent necessary for determining the basis for any amounts required to be indemnified by such Borrower under this Section 8.6.

ARTICLE 9
REPAYMENTS AND PREPAYMENTS

9.1

Repayment under Credit Facility 1.  The credit outstanding under Credit Facility 1 as of the date hereof shall be repaid by the Borrowers to the Lenders in the amounts on the dates set forth below and the balance of credit outstanding under Credit Facility 1 owing after March 31, 2009 shall be repaid in full on the Maturity Date:

Amount	Date
US$500,000	June 30, 2006
US$500,000	September 30, 2006
US$500,000	December 31, 2006
US$500,000	March 31, 2007
US$625,000	June 30, 2007
US$625,000	September 30, 2007
US$625,000	December 31, 2007
US$625,000	March 31, 2008
US$625,000	June 30, 2008
US$625,000	September 30, 2008
US$625,000	December 31, 2008
US$625,000	March 31, 2009

Amounts which are repaid as aforesaid may not be reborrowed.

9.2

Repayment under Revolving Facilities.  The aggregate credit outstanding under the Revolving Facilities, together with all accrued and unpaid interest thereon and all accrued and unpaid fees with respect thereto, shall be repaid by the Borrowers to the Lenders on the Maturity Date.  Amounts which are repaid as aforesaid may not be re-borrowed.  As concerns any Letter which, on the Maturity Date, has an expiry date later than the Maturity Date, the Borrowers shall pay to the Agent for deposit to the Cash Collateral Account, on the Maturity Date, the then contingent liability of the Issuing Lender thereunder;  following such deposit by the Borrowers to the Cash Collateral Account, the Agent shall apply funds in the Cash Collateral Account to (a) satisfy any reimbursement obligations of the Borrowers to the Issuing Lender under Section 9.6, or (b) refund to the Borrowers any amounts payable by the Issuing Lender to the Borrowers under Section 13.4.

9.3

Voluntary Prepayments.  The Borrowers shall be entitled, at their option and on five Banking Days notice to the Agent, to prepay all or any portion of the outstanding credit under any Credit Facility without penalty; provided that (i) Section 8.4(b) shall be complied with in connection with any such prepayment and (ii) any such prepayment of all or any portion of any outstanding Loan shall be in an amount of no less than US$300,000 and otherwise in multiples of US$100,000.  Amounts under Revolving Facilities which have been prepaid as aforesaid may be re-borrowed.  Amounts under Credit Facility 1 which have been prepaid as aforesaid may not be re-borrowed.  Any such prepayments under Credit Facility 1 shall be applied in inverse order of maturity.

9.4

Mandatory Prepayments under the Credit Facilities.  At any time during which (i) the Debt to EBITDA Ratio for the most recently completed Fiscal Quarter is greater than 2 to 1 and (ii) the proceeds of any Permitted Disposition exceeds US$2,000,000, 50% of the proceeds of any Permitted Disposition (net of all expenses of disposition and all taxes related thereto) shall be applied as a mandatory prepayment of Credit Facilities on the completion of such Permitted Disposition.  Any such prepayment shall be applied firstly to the prepayment of outstanding credit under Credit Facility 1 in inverse order of maturity, secondly, if no credit remains outstanding under Credit Facility 1, to the prepayment of outstanding credit under Credit Facility 3 and lastly, if no credit remains outstanding under Credit Facility 3, to the prepayment of outstanding credit under Credit Facility 2.  Amounts which are prepaid under the Revolving Facilities as aforesaid may be re-borrowed.  Amounts which are prepaid under Credit Facility 1 as aforesaid may not be re-borrowed.

9.5

Repayments of Credit Excess.  In the event that the Credit Excess with respect to a particular Credit Facility at any time exceeds 3% of the aggregate amount of credit outstanding under such Credit Facility at such time, the Borrowers shall repay to the relevant Lenders, upon the demand of the Agent, the amount of the Credit Excess with respect to such Credit Facility at such time.  Each such repayment that is referable to a particular Credit Facility shall be applied against credit outstanding under such Credit Facility.  Each such repayment that is not referable to a particular Credit Facility shall be applied, firstly, against credit outstanding under Credit Facility 1 in inverse order of maturity and, secondly, if no credit remains outstanding under Credit Facility 1 against credit outstanding under Credit Facility 3 and lastly, if no credit remains outstanding under Credit Facility 3 against credit outstanding under Credit Facility 2.  Each such repayment shall first be applied to repay outstanding Prime Rate Loans and Base Rate Canada Loans under the relevant Credit Facility as selected by the relevant Borrower and, to the extent that the amount of such repayment exceeds the aggregate amount of credit outstanding by way of such Loans which have been repaid, shall then be deposited by the Agent in a segregated account and held in trust for the Lenders to be applied to repay outstanding LIBOR Loans under the relevant Credit Facility or to satisfy reimbursement obligations with respect to outstanding Bankers' Acceptances or Letters under the relevant Credit Facility as such Loans or Bankers' Acceptances mature or as such Letters are drawn upon, as the case may be.

9.6

Reimbursement or Conversion on Presentation of Letters.

(a)

On presentation of a Letter and payment thereunder by the Issuing Lender, the Borrowers shall forthwith pay to the Agent for the account of the Issuing Lender, and thereby reimburse the Issuing Lender for, all amounts paid by the Issuing Lender pursuant to such Letter; failing such payment, the Borrowers shall be deemed to have effected a conversion of such Letter into: (i) a Prime Rate Loan in the case of a Letter denominated in Canadian dollars or (ii) a Base Rate Canada Loan, in the case of a Letter denominated in United States dollars, in each case to the extent of the payment of the Issuing Lender thereunder.

(b)

(i)

If the Issuing Lender makes payment under any Letter and the Borrowers do not fully reimburse the Issuing Lender on or before the date of payment, then Section 9.6(a) shall apply to deem a Loan to be outstanding to the relevant Borrower under this agreement in the manner therein set out.  Each Lender shall, on request by the Issuing Lender, immediately pay to the Issuing Lender an amount equal to such Lender's Pro Rata Share of the amount paid by the Issuing Lender such that each Lender is participating in the deemed Loan in accordance with its Pro Rata Share;

(ii)

Each Lender shall immediately on demand indemnify the Issuing Lender to the extent of such Lender's Pro Rata Share of any amount paid or liability incurred by the Issuing Lender under each Letter issued by it to the extent that the Borrower does not fully reimburse the Issuing Lender therefor.

(iii)

For certainty, the obligations in this Section 9.6(b) shall continue as obligations of the Persons who were Lenders at the time each such Letter was issued notwithstanding that such Lender may assign its rights and obligations hereunder, unless the Issuing Lender specifically releases such Lender from such obligations in writing.

9.7

Letters Subject to an Order.  The Borrowers shall pay to the Agent for deposit to the Cash Collateral Account an amount equal to the maximum amount available to be drawn under any unexpired Letter which becomes the subject of any Order; payment in respect of each such Letter shall be due forthwith upon demand in the currency in which such Letter is denominated. The Agent shall apply funds in the Cash Collateral Account to (a) satisfy any reimbursements obligations of the Borrowers to the Issuing Lender under Section 9.6, or (b) refund to the Borrowers any amounts payable by the Issuing Lender to the Borrowers under Section 13.4.

9.8

Reimbursement Obligation for Maturing Bankers' Acceptances.  Each Borrower hereby unconditionally agrees to pay to the Lenders on the maturity date (whether at stated maturity, by acceleration or otherwise) of each Bankers' Acceptance drawn by such Borrower the undiscounted face amount of such then-maturing Bankers' Acceptance.  The obligation of the relevant Borrower to reimburse the Lenders for then-maturing Bankers' Acceptances may be satisfied by such Borrower by:

(a)

paying to the Lenders, in accordance with Section 3.8, on the maturity date of such Bankers' Acceptances an amount equal to the aggregate undiscounted face amount thereof, provided that such Borrower shall notify the Agent of its intention to reimburse the Lenders in such manner prior to 10:00 a.m. (Toronto time) on such maturity date;

(b)

replacing the maturing Bankers' Acceptances with new Bankers' Acceptances in accordance with Section 5.1; or

(c)

converting the maturing Bankers' Acceptances into a Loan in accordance with Section 6.3, 6.5 or 6.6.

In no event shall any Borrower claim from the Lenders any grace period with respect to the aforesaid obligation of such Borrower to reimburse the Lenders.

9.9

Currency of Repayment.  All payments and repayments of outstanding credit hereunder shall be made in the currency of such outstanding credit.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES

10.1

Representations and Warranties.  To induce the Lenders and the Agent to enter into this agreement and to make credit available to the Borrowers hereunder from time to time, the Borrowers hereby represent and warrant to the Lenders and the Agent, as at the date hereof and, as at the date of each extension of credit as set forth in Article 12 as follows and acknowledge and confirm that the Lenders and the Agent are relying upon such representations and warranties in executing this agreement and in extending credit hereunder:

(a)

Status and Power.  Each Company is a corporation duly incorporated or amalgamated and organized and validly existing under the laws of its respective jurisdiction of incorporation or amalgamation.  Each Company is duly qualified, registered or licensed in all jurisdictions where such qualification, registration or licensing is required for such Company to carry on its business, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.  Each Company has all requisite capacity, power and authority to own, hold under licence or lease its properties, to carry on its business and to otherwise enter into, and carry out the transactions contemplated by, the Loan Documents to which it is a party.

(b)

Authorization and Enforcement of Loan Documents.  All necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance by each Company of the Loan Documents to which it is a party.  Each Company has duly executed and delivered the Loan Documents to which it is a party.  The Loan Documents to which each Company is a party are legal, valid and binding obligations of such Company, enforceable against such Company by the Agent and the Lenders in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization and other laws of general application limiting the enforcement of creditors' rights generally and (ii) the fact that the courts may deny the granting or enforcement of equitable rights.

(c)

Compliance with Other Instruments.  The execution, delivery and performance by each Company of the Loan Documents to which it is a party, and the consummation of the transactions contemplated herein and therein, do not and will not conflict with, result in any breach or violation of, or constitute a default under the terms, conditions or provisions of the articles of incorporation or by-laws of the Companies, any Applicable Law or any agreement, lease, licence, permit or other instrument to which any Company is a party or is otherwise bound or by which any Company benefits or to which its property is subject and do not require the consent or approval of any Official Body or any other Person except as has been obtained.  Each Company has complied with all Applicable Law in respect of the Loan Documents and the transactions contemplated herein.

(d)

Compliance with Laws.  None of the Companies are in violation of any agreement, employee benefit plan, pension plan, mortgage, franchise, licence, judgment, decree, order, statute, rule or regulation relating in any way to itself, to the operation of its business or to its property or assets and which could reasonably be expected to have a Material Adverse Effect.

(e)

Litigation.  Except as disclosed in Schedule  hereto, there are no actions, suits, investigations, claims or proceedings which have been commenced or have been threatened in writing against or affecting any of the Companies before any Official Body in respect of which there is a reasonable possibility of a determination adverse to the relevant Company and which, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

(f)

Environmental Compliance.

(i)

All facilities and property (including underlying groundwater) owned, leased, used or operated by the Companies have been, and continue to be, owned, leased, used or operated by the Companies in compliance with all Environmental Laws in effect at the time and from time to time of such ownership, leasing or usage, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(ii)

There are no pending or threatened (in writing):

(A)

claims, complaints, notices or requests for information received by the Companies with respect to any alleged violation of any Environmental Law, except such as could not reasonably be expected to have a Material Adverse Effect, or

(B)

complaints, notices or inquiries to the Companies regarding potential liability under any Environmental Law which liability could reasonably be expected to have a Material Adverse Effect;

(iii)

There has been no escape, seepage, leakage, spillage, discharge, emission or release of Hazardous Materials at, on, under or from any property now or previously owned, leased, used or operated by the Companies that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect.

(iv)

The Companies have been issued and are in compliance with all Environmental Permits, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(v)

No conditions exist at, on or under any property now or previously owned, leased, used or operated by the Companies which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law in effect at the time, which liability could reasonably be expected to have a Material Adverse Effect.

(vi)

The Companies have not within the immediately preceding 10 years been convicted of an offence for non-compliance with any Environmental Laws, Environmental Permits or Environmental Orders or been fined or otherwise sentenced or settled such prosecution short of conviction.

(vii)

The Companies have in effect a management structure and policies and procedures that will permit them to effectively management environmental risk and respond in a timely manner in compliance with the Environmental Laws, Environmental Orders and Environmental Permits in the event of Release of Hazardous Materials in, on or under their property.

(g)

Financial Statements.  The Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied in accordance with past practice.  The balance sheets contained in the Financial Statements fairly present the consolidated financial condition of the Borrowers as at the respective dates thereof and the statements of income contained in the Financial Statements fairly present the consolidated results of operations of the Borrowers during the respective fiscal periods covered thereby.

(h)

Subsidiaries and Partnerships.  There are no Subsidiaries other than the Guarantors, Vitran Vrt (Hungary) (formerly, Vitran Rt (Hungary)), Vitran Spain Holdings S.L. and those which have become Subsidiaries pursuant to Section 11.1(o) and no Company is a member of, or a partner or participant in, any partnership, joint venture or syndicate.  All of the Subsidiaries are wholly-owned Subsidiaries.

(i)

Outstanding Defaults.  No event has occurred which constitutes or which, with the giving of notice, lapse of time or both, would constitute a default under or in respect of any agreement, undertaking or instrument under which any of the Companies have outstanding indebtedness.

(j)

Solvency Proceedings.  None of the Companies has:

(i)

admitted its inability to pay its debts generally as they become due or failed to pay its debts generally as they become due;

(ii)

in respect of itself, filed an assignment or petition in bankruptcy or a petition to take advantage of any insolvency statute;

(iii)

made an assignment for the benefit of its creditors;

(iv)

consented to the appointment of a receiver of the whole or any substantial part of its assets;

(v)

filed a petition or answer seeking a reorganization, arrangement, adjustment or composition in respect of itself under applicable bankruptcy laws or any other applicable law or statute of Canada or any subdivision thereof; or

(vi)

been adjudged by a court having jurisdiction a bankrupt or insolvent, nor has a decree or order of a court having jurisdiction been entered for the appointment of a receiver, liquidator, trustee or assignee in bankruptcy of such Company with such decree or order having remained in force and undischarged or unstayed for a period of thirty days.

(k)

Freehold Interests.  None of the Borrowers or Guarantors own any freehold interest in any real estate other than the parcels which are described by their municipal addresses in Schedule ____ hereto.

(l)

Leasehold Interests.  None of the Borrowers or Guarantors own any leasehold interest in any real estate other than the parcels which are described by their municipal addresses in Schedule  hereto.

(m)

Pledged Capital.  The classes and numbers of and the registered owners of the issued and outstanding shares of each of the Companies which have been pledged to the Agent pursuant to the Security Documents as of the date hereof is as set forth in Schedule  hereto.

(n)

No Omissions.  None of the representations and statements of fact set forth in this Section 10.1 omits to state any material fact necessary to make such representation or statement of fact not misleading in any material respect.

(o)

Insurance.  Each Obligor has contracted for the insurance coverage described in Section 11.1(h).

(p)

French Form of Corporate Name.  The French form of the corporate name of each Obligor, if applicable, is as set forth in Schedule L.

(q)

Location for Purposes of PPSA.  For the purposes of Section 7(4) of the PPSA, each Obligor is located as set out in Schedule L hereto.

(r)

Deposit Accounts and Other Deposits.  Each bank or other financial institution in which any Obligor maintains a deposit account or other deposit (other than with the Agent or the Lenders and whether general or special, time or demand, provisional or final) and the details of each such deposit account or other deposit are as set forth in Schedule L hereto.

(s)

Organizational Chart.  Schedule M contains a complete and accurate corporate organizational chart of the Companies and such Schedule shall be deemed to be updated with each revised organizational chart delivered by Vitran pursuant to Section 11.1(a)(iii).

10.2

Survival of Representations and Warranties.  All of the representations and warranties of the Borrowers contained in Section 10.1 shall survive the execution and delivery of this agreement and shall continue (with reference to the actual dates at which such representations and warranties are made) until all outstanding credit hereunder has been repaid and the Credit Facilities have been terminated notwithstanding any investigation made at any time by or on behalf of the Agent or any of the Lenders.

ARTICLE 11
COVENANTS

11.1

Affirmative Covenants.  The Borrowers hereby covenant and agree with the Agent and the Lenders that, until all outstanding credit hereunder has been repaid in full and the Credit Facilities have been terminated, and unless the Lenders otherwise expressly consent in writing in accordance with Section 14.14:

(a)

Financial Reporting.  The Borrowers shall furnish the Agent with the following documents, statements and reports:

(i)

within 120 days after the end of each Fiscal Year, a copy of the audited consolidated financial statements of Vitran and the auditors' certification thereof and unaudited financial statements of each of the Material Subsidiaries prepared in accordance with generally accepted accounting principles;

(ii)

within 60 days after the end of each Fiscal Quarter, a copy of the unaudited consolidated financial statements of Vitran and each of the Material Subsidiaries with respect thereto prepared in accordance with generally accepted accounting principles;

(iii)

concurrently with the delivery of the financial statements of Vitran and the Material Subsidiaries pursuant to (i) and (ii) above, a compliance certificate of Vitran in the form of Schedule  hereto and, where the information in Schedule M has changed as of such date, an updated Schedule M;

(iv)

within 15 days of the end of each calendar month, a Borrowing Base Certificate as at the end of such month substantially in the form of Schedule ; and

(v)

such additional financial or operating reports or statements as the Agent on the instructions of any Lender may, from time to time, reasonably require.

(b)

Debt to EBITDA Ratio.  Vitran shall at all times maintain the Debt to EBITDA Ratio at less than or equal to ___ to 1 for each Fiscal Quarter.

(c)

EBITDA to Capital Expenditures and Interest Expenses Ratio.  Vitran shall at all times maintain the EBITDA to Capital Expenditures and Interest Expenses Ratio at greater than or equal to ____ to ____.

(d)

Equity.  Equity shall at all times exceed the aggregate of:

(i)

US$__________; and

(ii)

the aggregate of __% of positive Net Income for each Fiscal Quarter beginning December 31, 2004 and for each Fiscal Quarter thereafter which has been completed on or before the date of determination and, if Net Income for any such period is a negative amount, it shall be deemed to be equal to zero.

(e)

Corporate Existence.  The Borrowers shall, and shall cause each of the Subsidiaries to, maintain their corporate existence in good standing and shall, and shall cause each of the Subsidiaries to, qualify and remain duly qualified to carry on business and own property in each jurisdiction in which such qualification is necessary to the extent that a failure to so qualify could reasonably be expected to have a Material Adverse Effect; provided that nothing herein shall prohibit the merger, consolidation, wind up or amalgamation of any Subsidiary into any another Subsidiary or into the Borrowers or the discontinuance of the operations of any Subsidiary if such merger, consolidation or discontinuance could not reasonably be expected to have a Material Adverse Effect.

(f)

Conduct of Business.  The Borrowers shall, and shall cause each of the Subsidiaries to, conduct their business in such a manner so as to comply in all respects with all Applicable Laws, so as to observe and perform all its obligations under leases, licences and agreements necessary for the proper conduct of its business and so as to preserve and protect its property and assets and the earnings, income and profits therefrom (including, without limitation, Environmental Laws and laws relating to the discharge, spill, disposal or emission of Hazardous Materials) to the extent that such non-compliance, non-observance or non-performance could reasonably be expected to have a Material Adverse Effect.  The Borrowers shall, and shall cause each of the Subsidiaries to, obtain and maintain all material licenses, certificates of approval, consents, registrations, permits, government approvals, franchises, authorizations and other rights necessary for the operation of their business to the extent that a failure to do so could reasonably be expected to have a Material Adverse Effect.

(g)

Use of Proceeds.  The Borrowers shall apply all of the proceeds of the credit obtained under (i) Credit Facility 1, to refinance existing Debt, (ii) Credit Facility 2, to finance the working capital requirements of the Borrowers, and (iii) Credit Facility 3, to finance Acquisitions permitted hereunder.

(h)

Insurance.  The Borrowers shall, and shall cause each of the Subsidiaries to, maintain insurance with reputable insurers with respect to their properties and business against loss or damage of the kind customarily insured against by companies engaged in the same or similar business, of such types and in such amounts as are customarily carried under such circumstances by such other companies.

(i)

Taxes.  The Borrowers shall, and shall cause each of the Subsidiaries to, file all tax returns and tax reports required by law to be filed by them and pay all material taxes, rates, government fees and dues levied, assessed or imposed upon them and upon their property or assets or any part thereof, as and when the same become due and payable (except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books), where the failure to file such tax returns and tax reports or to pay such taxes, rates, government fees or duties could reasonably have a Material Adverse Effect.

(j)

Reimbursement of Expenses.  The Borrowers shall reimburse the Agent, on demand, for all reasonable out-of-pocket costs, charges and expenses incurred by or on behalf of the Agent (including, without limitation, travel costs and the reasonable fees and out-of-pocket disbursements of its counsel) in connection with:

(i)

the development, negotiation, preparation, execution, syndication, delivery, interpretation and enforcement of this agreement and all other documentation ancillary to the completion of the transactions contemplated hereby and any amendments hereto or thereto and any waivers of any provisions hereof or thereof (whether or not consummated or entered into); and

(ii)

any lien search fees relating to the transactions contemplated hereby;

and the Borrowers may contest the reasonableness of such costs, charges and expenses in good faith.  The Borrowers shall also reimburse each Lender for reasonable fees and out-of-pocket disbursements of its counsel in connection with the enforcement of this agreement.

(k)

Books and Records.  The Borrowers shall, and shall cause each of the Subsidiaries to, keep proper books of account and records covering all their business and affairs on a current basis, make full, true and correct entries in all material respects of their transactions in such books, set aside on their books from their earnings all such proper reserves as required by generally accepted accounting principles and permit representatives of the Agent to inspect such books of account, records and documents and to make copies therefrom during reasonable business hours and upon reasonable notice and to discuss the affairs, finances and accounts of the Companies with the officers of the Companies and their auditors during reasonable business hours and upon reasonable notice.

(l)

Notice of Litigation.  The Borrowers shall promptly notify the Agent of any actions, suits, inquiries, claims or proceedings (whether or not purportedly on behalf of any of the Companies) commenced or threatened in writing against or affecting any of the Companies before any government, parliament, legislature, regulatory authority, agency, commission, board or court or before any private arbitrator, mediator or referee which in any case or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(m)

Environmental Matters.  The Borrowers shall, as soon as practicable and in any event within 30 days, notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries from an Official Body relating to the condition of the facilities and properties of the Companies or compliance with Environmental Laws, which claims, complaints, notices or inquiries relate to matters which would have, or may reasonably be expected to have, a Material Adverse Effect, and shall, and shall cause each of the Subsidiaries to, proceed diligently to resolve any such claims, complaints, notices or inquiries relating to compliance with Environmental Laws and provide such information and certifications which the Agent may reasonably request from time to time to evidence compliance with this provision.

(n)

Notice of Default or Event of Default.  Upon the occurrence of a Default or an Event of Default, the Borrowers shall promptly deliver to the Agent a notice specifying the nature and date of occurrence of such Default or Event of Default and the action which the Borrowers propose to take with respect thereto.

(o)

Future Subsidiaries to Become Guarantors.  The Borrowers will cause any Person becoming a Subsidiary after the date hereof to (i) execute and deliver counterparts to the Guarantee thereby becoming a Guarantor thereunder and to (ii) grant to the Agent a security interest in all of its present and future undertaking and assets.  In addition, in connection therewith, each such new Subsidiary will be required to execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel and corporate organizational and authorizing documents) as the Agent shall reasonably request.

(p)

Prompt Payment.  The Borrowers shall, and shall cause each Guarantor to, duly and punctually pay or cause to be duly and punctually paid to the Agent and the Lenders all amounts payable by the Obligors under the Loan Documents to which each is a signatory at the times and places and in the currency and manner mentioned therein.

(q)

Change in Scheduled Information.  If any of the information contained in Schedule L shall change, the Borrowers shall promptly notify the Agent in writing of the details of such change and Schedule L shall thereupon be deemed to be amended accordingly.

11.2

Restrictive Covenants.  The Borrowers hereby covenant and agree with the Agent and the Lenders that, until all outstanding credit hereunder has been repaid in full and the Credit Facilities have been terminated, and unless the Lenders otherwise expressly consents in writing in accordance with Section 14.14:

(a)

Encumbrances.  The Borrowers shall not, and shall not suffer or permit any of the Subsidiaries to, enter into or grant, create, assume or suffer to exist any Lien affecting any of their property, assets or undertaking, save and except only for the Permitted Liens.

(b)

Corporate Existence.  The Borrowers shall not, and shall not suffer or permit any of the Subsidiaries to, take part in any amalgamation, merger, winding-up, dissolution, capital or corporate reorganization or similar proceeding or arrangement, except that any of them may amalgamate or merge with any Subsidiary which is a direct or indirect wholly-owned subsidiary of the Borrowers and any Subsidiary may wind up into any other Subsidiary or either Borrower if it is a wholly-owned subsidiary of the entity or entities into which it is winding up and any of them may transfer any or all of its assets to any Subsidiary which is a direct or indirect wholly-owned subsidiary of the Borrowers.

(c)

Debt.  The Borrowers shall not, and shall not suffer or permit any of the Subsidiaries to, incur or permit or suffer to exist any Debt other than Permitted Debt.

(d)

Investments.  The Borrowers shall not, and shall not suffer or permit any of the Subsidiaries to, (i) invest in any other entity or entities, singly or in the aggregate, by way of equity investment or otherwise or (ii) provide any financial assistance (by way of loan, guarantee or otherwise) to any other entity, in an aggregate amount greater than US$2,000,000 or the Canadian Dollar Equivalent thereof, other than by way of investments in or financial assistance to any of the Subsidiaries.  Nothing in this Section 11.2(d) shall prevent either Borrower nor any Subsidiary from making any Acquisition as permitted by Section 11.2(h).

(e)

Dividends.  Vitran shall not pay dividends in an amount greater than 10% of Net Income for the period of four consecutive Fiscal Quarters immediately preceding the date of such payment.

(f)

Finance Subsidiaries.  The Borrowers shall not suffer or permit ____________ to own any assets other than assets of nominal value, to incur any liabilities other than nominal liabilities or to carry on any business.

(g)

Dispositions of Assets.  The Borrowers shall not, and shall not suffer or permit any of the Subsidiaries to, sell, assign, transfer, convey, lease (as lessor) or otherwise dispose of any of their respective assets out of the ordinary course of business other than Permitted Dispositions.

(h)

Restrictions on Acquisitions.  Neither Borrower nor any Subsidiary shall make any Acquisition unless no Default or Event of Default has occurred which is continuing and no such event shall occur as a result of making such Acquisition, and if:

(i)

the assets or entity being purchased will be used to carry on the Business in Canada or the United States;

(ii)

the purchase would not result in a breach of any of the representations, warranties or covenants contained herein, including financial covenants on a pro forma basis, after giving effect to such Acquisition, as evidenced by a certificate which contains financial covenant calculations in reasonable detail and which has been delivered to the Agent and the Lenders, and is in a form satisfactory to them acting reasonably;

(iii)

during the term of the Credit Facilities, the Aggregate Consideration of any Acquisition does not exceed US$10,000,000 or the Exchange Equivalent thereof individually, or US$25,000,000 or the Exchange Equivalent thereof  in the aggregate per Fiscal Year, unless the prior written consent of the Majority Lenders has been obtained;

(iv)

for any real property (whether owned or, if the property previously has been used other than as office space, leased, occupied, managed, used or controlled) that is the subject of any purchase, lease or other agreement, by either Borrower or the entity being acquired by such Borrower shall have delivered to the Agent a recent phase I environmental assessment conducted by a Qualified Environmental Consultant and a phase II environmental assessment conducted by a Qualified Environmental Consultant, if so requested by the Agent upon (i) consultation with the relevant Borrower and (ii) if recommended in the phase I environmental assessment, together with a plan of remediation, satisfactory to the Agent acting reasonably, if any remediation required by Environmental Law is recommended in such assessments;

(v)

in the case of an Acquisition of shares, the purchase must be “friendly” (i.e., not hostile) and, for certainty, shall not include an offer to acquire securities which has not been recommended by the board of directors of the targeted corporation; and

(vi)

the target corporation shall comply with Section 11.1(o) if such target corporation would be a Subsidiary and its shares shall be pledged to the Agent pursuant to the Security Documents.

provided that nothing in this subsection shall restrict either Borrower's or any Subsidiary's ability to make any investment permitted by Section 11.2(d).

(i)

Capital of Companies.  Vitran shall not suffer or permit any of the other Companies to issue further equity securities, unless such equity securities are issued to (i) the existing equity holder or (ii) a Company which has executed and delivered to the Agent a Security Document.

(j)

Further Equity Securities to be Pledged with Agent upon Request.  Notwithstanding any inconsistent term and conditions contained in the Security Documents, within 5 Banking Days of a written request of the Agents, the certificates representing further equity securities issued pursuant to the conditions contained in Subsection (i) of this section shall be deposited in the pledge with the Agent.

(k)

Related Party Transactions.  The Borrowers shall not, and shall not permit any Guarantor to, enter into related party transactions, except:

(i)

on arm's length terms in the ordinary course of business, or

(ii)

between Obligors.

ARTICLE 12
CONDITIONS PRECEDENT TO EXTENSION OF CREDIT

12.1

Conditions Precedent to All Credit.  The obligation of the Lenders to extend credit hereunder is subject to fulfilment of the following conditions precedent at the time such credit is made available:

(a)

no Default has occurred and is continuing or would arise immediately after giving effect to or as a result of such extension of credit;

(b)

the Borrowers shall have complied with the requirements of Article 4, 5 or 6, as the case may be, in respect of the relevant extension of credit; and

(c)

the representations and warranties of the Borrowers contained in Section 10.1 and of the Obligors under the Guarantee and the Security Documents shall be true and correct in all material respects on the date such credit is made available as if such representations and warranties were made on such date.

12.2

Conditions Precedent to Effectiveness of Agreement.  The effectiveness of this agreement is subject to fulfilment of the following conditions precedent:

(a)

the conditions precedent set forth in Section 12.1 have been fulfilled;

(b)

the Fee Letter shall have been executed and delivered by the parties thereto and the Borrowers shall have paid the fees due thereunder;

(c)

each Obligor shall have confirmed in writing that the Guarantee and their liability thereunder remains in full force and effect notwithstanding the amendments to the Amended and Restated Credit Agreement contained herein;

(d)

the Agent has received, in form and substance satisfactory to the Agent:

(i)

a duly certified resolution of the board of directors of each Borrower authorizing it to execute, deliver and perform its obligations under this agreement;

(ii)

a certificate of a senior officer of each Borrower setting forth specimen signatures of the individuals authorized to sign on behalf their respective behalf;

(iii)

a certificate of status or good standing for each Borrower issued by the appropriate governmental body or agency of the jurisdiction in which such Borrower is incorporated or formed;

(iv)

a certificate of a senior officer of each Borrower certifying that no Default has occurred and is continuing or would occur or continue immediately after this agreement becoming effective;

(v)

opinions of the Borrowers' legal counsel with respect to, inter alia, each Borrower, the enforceability of this agreement and as to such other matters as the Agent may reasonably request, and otherwise in form and substance satisfactory to the Agent;

(e)

the Agent and its counsel shall be satisfied that all Applicable Laws have been complied with, all material agreements have been entered into and all necessary governmental, corporate and other third party consents and approvals have been obtained with respect to this agreement and the transactions contemplated herein;

(f)

all documents and instruments shall have been properly registered, recorded and filed in all places which, searches shall have been conducted in all jurisdictions which, and deliveries of all consents, approvals, acknowledgments, undertakings, directions, negotiable documents of title and other documents and instruments to the Agent shall have been made which, in the opinion of the Agent's counsel, are necessary to make effective the Security created or intended to be created by the Companies pursuant to the Security Documents and to ensure the perfection and the intended first ranking priority (subject to Permitted Liens) of such security;

(g)

no Material Adverse Change has occurred;

(h)

the Debt to EBITDA Ratio shall be less than 2 to 1;

(i)

the Agent shall have completed, to its satisfaction in its sole discretion, a due diligence review with respect to the assets, liabilities (including, for certainty, any environmental liability) and capitalization of Vitran, its financial condition and prospects,  and the transactions contemplated herein;

(j)

the Lenders shall have received and be satisfied with, in their sole and absolute discretion, Vitran's (i) audited, consolidated financial statements for the Fiscal Year ended December 31, 2004, (ii) unaudited, consolidated financial statements for the Fiscal Year ended December 31, 2005 and (iii) three year consolidated financial forecast; and

(k)

An amending agreement, in form and substance satisfactory to the Agent, shall have been entered into by

(i)

Vitran Express, in respect of the Vitran Express Alberta Mortgage; and

(ii)

Vitran Express Inc. and Frontier Transportation Corporation, in respect of the Security Agreement to which each is a party.

12.3

Conditions Precedent to Each Extension of Credit Under Credit Facility 3.  The obligation of the Lenders to extend credit under Credit Facility 3 is subject to fulfilment of the following conditions precedent at the time such credit is extended:

(a)

the Lenders shall be satisfied, in their sole and absolute discretion, that the restrictions set forth in Section 11.2(h), in respect of the subject Acquisition, shall have been complied with;

(b)

no Default has occurred and is continuing or would arise immediately after giving effect to or as a result of such extension of credit or completion of the subject Acquisition;

(c)

there shall be no litigation, investigation or governmental proceeding outstanding, pending or threatened in writing which would have the effect of enjoining or restricting the completion of the subject Acquisition or the extension of credit hereunder or which could reasonably be expected to have a Material Adverse Effect;

(d)

a duly executed and completed compliance certificate, in the form attached as Schedule  hereto and calculated on a pro forma basis after giving effect to the subject Acquisition, evidencing compliance with the terms of this agreement; and

(e)

the Debt to EBITDA Ratio, after giving effect to the subject Acquisition, shall be less than 2.25 to 1.0.

12.4

Waiver.  The terms and conditions of Sections 12.1, 12.2 and 12.3 are inserted for the sole benefit of the Agent and the Lenders and the Agent with the approval of the Lenders in accordance with Section 14.14 may waive such terms and conditions in whole or in part, with or without terms or conditions, in respect of any extension of credit, without prejudicing their right to assert them in whole or in part in respect of any other extension of credit.

ARTICLE 13
DEFAULT AND REMEDIES

13.1

Events of Default.  Upon the occurrence of any one or more of the following events, unless expressly waived in accordance with Section 14.14:

(a)

the Borrowers default in payment of any amount which is payable by the Borrowers under the Loan Documents when the same is due and payable;

(b)

the commencement by any Company of proceedings for the dissolution, liquidation or winding-up of such Company or any such proceedings are commenced against any Company by a third party and such proceedings commenced by a third party are not being contested in good faith and by appropriate proceedings or, if so contested, such proceedings continue, without being stayed, for more than 20 Banking Days;

(c)

any Company ceases or threatens to cease to carry on its business or is adjudged or declared bankrupt or insolvent or admits its inability to pay its debts generally as they become due or fails to pay its debts generally as they become due or files an assignment or petition in bankruptcy or a petition to take advantage of any insolvency statute or makes an assignment for the general benefit of its creditors, petitions or applies to any tribunal for, or consents to, the appointment of a receiver or trustee for it or for any part of its property (or such a receiver or trustee is appointed for it or any part of its property), or files a notice of intention to file a proposal, or commences (or any other Person commences) any proceedings relating to it under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction whether now or hereafter in effect (provided that, if such proceedings are commenced by another Person, such proceedings are being diligently defended and have not been discharged, vacated or stayed within 20 Banking Days after commencement), or by any act indicates its consent to, approval of, or acquiescence in, any such proceeding for it or for any part of its property, or suffers the appointment of any receiver or trustee, sequestrator or other custodian;

(d)

any representation or warranty made by any Company in any Loan Document or in any other document, agreement or instrument delivered pursuant hereto or referred to herein proves to have been incorrect in any material respect when made or furnished;

(e)

a writ, execution, attachment or similar process is issued or levied against all or any portion of any property or asset of any Company in connection with any judgment against such Company in an amount exceeding US$1,000,000 or the Canadian Dollar Equivalent thereof and such writ, execution, attachment or similar process is not released, bonded, satisfied, discharged, vacated or stayed;

(f)

the breach or failure of due observance or performance by any Company of any covenant or provision of any of the Loan Documents, other than those heretofore or hereafter dealt with in this Section 13.1, which is not remedied within five Banking Days after written notice of such breach or failure has been given by the Agent to the Borrowers;

(g)

one or more encumbrancers, lienors or landlords take possession of any property, assets or undertaking of any Company having a fair market value in excess of US$1,000,000 or the Canadian Dollar Equivalent thereof or enforce their security or other remedies against any part of the assets, property and undertaking of any Company having a fair market value in excess of US$1,000,000 or the Canadian Dollar Equivalent thereof and such action is not being contested in good faith and by appropriate proceedings or, if so contested, such possession or enforcement proceedings continue, without being discharged, vacated or stayed, for more than 20 Banking Days;

(h)

an event of default (after the giving of all applicable notices or the expiry of all applicable grace periods) under any one or more agreements, indentures or instruments under which any Company has outstanding Debt in excess of US$1,000,000 or the Canadian Dollar Equivalent thereof or under which Debt in excess of US$1,000,000 or the Canadian Dollar Equivalent thereof is outstanding which is guaranteed by any Company shall happen and be continuing, or Debt of or guaranteed by any Company in excess of US$1,000,000 or the Canadian Dollar Equivalent thereof which is payable on demand is not paid on demand;

(i)

the occurrence of a Material Adverse Change;

(j)

any one or more of the Loan Documents is determined by a court of competent jurisdiction not to be a legal, valid and binding obligation of the Company which is a party thereto, enforceable by the Agent against such Company and such Loan Document has not been replaced by a legal, valid, binding and enforceable document which is equivalent in effect to such Loan Document, assuming such Loan Document had originally been legal, valid, binding and enforceable, in form and substance acceptable to the Agent, within 30 days of such determination, provided, however, that such grace period shall only be provided if the applicable Company actively cooperates with the Agent to so replace such Loan Document;

(k)

Vitran Express or any of the Guarantors ceases to be a Subsidiary;

(l)

any Person or group of Persons acting in concert acquires beneficial ownership of shares of Vitran having attached thereto at least 20% of the voting rights attached to all of the shares of Vitran; or

(m)

any one or more of the Security Documents is determined by a court of competent jurisdiction not to be valid and enforceable by the Agent or the Lenders, as the case may be, against the relevant Obligor, and any such document has not been replaced by a valid and enforceable document and equivalent in effect to such document, assuming such document had originally been valid and enforceable, in form and substance acceptable  to the Agents, within thirty (30) days of such determination, provided, however, that such grace period shall only be provided if the relevant Obligor actively cooperates with the Agent to so replace such document;

the Agent, at the direction of the Majority Lenders, by notice to the Borrowers and subject to Section 14.8, may terminate the Credit Facilities and, by such notice or by further notice, may declare all indebtedness of the Borrowers to the Lenders pursuant to this agreement (including all accrued and unpaid interest and fees hereunder) to be immediately due and payable whereupon all such indebtedness shall immediately become and be due and payable and the Security shall immediately become enforceable without further demand or other notice of any kind, all of which are expressly waived by the Borrowers to the extent permitted by Applicable Laws (provided, however, that the Credit Facilities shall terminate and all such indebtedness of the Borrowers to the Lenders shall automatically become due and payable, without notice of any kind, upon the occurrence of an event described in clause (b) or (c) above).  The repayment of the aforesaid indebtedness shall include, without limitation, the prepayment of all outstanding Bankers' Acceptances and Letters.

13.2

Bankers' Acceptances.  If any repayment or prepayment by the Borrowers hereunder shall require the prepayment of a Bankers' Acceptance on any day other than the last day of its term, the amount of such repayment or prepayment of a Bankers' Acceptance shall be the present value of the face amount of such Bankers' Acceptance based on its maturity date, such present value to be calculated using a discount rate equal to the yield of Government of Canada treasury bills having a similar maturity date.  Upon the payment by the Borrowers to the Lenders of the present value of the face amount of all Bankers' Acceptances issued and outstanding hereunder as aforesaid, the Borrowers shall have no further liability to the Lenders with respect to such Bankers' Acceptances.

13.3

Letters.  If any repayment or prepayment by the Borrowers hereunder shall require the prepayment of a Letter on any day other than the day of payment thereunder by the Issuing Lender, the amount of such repayment or prepayment of a Letter shall be the then contingent liability of the Issuing Lender thereunder.  Upon the payment by the Borrowers to the Agent of the then contingent liability of the Issuing Lender under all outstanding Letters, the Agent shall deposit such payment to the Cash Collateral Account and shall apply funds in the Cash Collateral Account to (a) satisfy any reimbursement obligations of the Borrowers to the Issuing Lender under Section 9.6 or (b) refund to the Borrowers any amounts payable by the Issuing Lender to the Borrower under Section 13.4.

13.4

Refund of Overpayments.  With respect to each Letter for which the Issuing Lender has been paid all of its contingent liability pursuant to Section 9.2, 9.7 or 13.1 and provided that all amounts due by the Borrowers to the Agent under Section 9.2, 9.7 or 13.1 have been paid, the Issuing Lender agrees to pay to the Borrowers, upon the earlier of:

(a)

the date on which either the original counterpart of such Letter is returned to the Issuing Lender for cancellation or the Issuing Lender is released by the beneficiary thereof from any further obligations in respect of such Letter;

(b)

the expiry of such Letter; and

(c)

the Issuing Lender is permanently enjoined by a court of competent jurisdiction from honouring such Letter pursuant to a final Order;

an amount equal to any excess of the amount received by the Issuing Lender hereunder in respect of its contingent liability under such Letter over the total of amounts applied to reimburse the Issuing Lender for amounts paid by it under or in connection with such Letter (the Issuing Lender having the right to so appropriate such funds).

13.5

Remedies Cumulative.  The Borrowers expressly agree that the rights and remedies of the Agent and the Lenders under this agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law.  Any single or partial exercise by the Agent or any of the Lenders of any right or remedy for a default or breach of any term, covenant or condition in this agreement does not waive, alter, affect or prejudice any other right or remedy to which the Agent or such Lender may be lawfully entitled for the same default or breach.  Any waiver by the Agent with the approval of the Majority Lenders of the strict observance, performance or compliance with any term, covenant or condition of this agreement is not a waiver of any subsequent default and any indulgence by the Lenders with respect to any failure to strictly observe, perform or comply with any term, covenant or condition of this agreement is not a waiver of the entire term, covenant or condition or any subsequent default.

13.6

Set Off.  In addition to any rights now or hereafter granted under applicable law, and not by way of limitation of any such rights, after the occurrence of an Event of Default which is continuing, the Agent and each Lender is authorized, without notice to the Borrowers or to any other person, any such notice being expressly waived by the Borrowers, to set off, appropriate and apply any and all deposits, matured or unmatured, general or special, and any other indebtedness at any time held by or owing by the Agent or such Lender, as the case may be, to or for the credit of or the account of either Borrower against and on account of the obligations and liabilities of such Borrower which are due and payable to the Agent or such Lender, as the case may be, under this agreement.

ARTICLE 14
THE AGENT

14.1

Appointment and Authorization of Agent.  Each Lender hereby appoints and authorizes, and hereby agrees that it will require any assignee of any of its interests herein (other than the holder of a participation in its interests herein) to appoint and authorize the Agent to take such actions as agent on its behalf and to exercise such powers hereunder as are delegated to the Agent by such Lender by the terms hereof, together with such powers as are reasonably incidental thereto.  Neither the Agent nor any of its directors, officers, employees or agents shall be liable to any of the Lenders for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its own gross negligence or wilful misconduct and each Lender hereby acknowledges that the Agent is entering into the provisions of this Section 14.1 on its own behalf and as agent and trustee for its directors, officers, employees and agents.

14.2

Interest Holders.  The Agent may treat each Lender set forth in Schedule  hereto or the person designated in the last notice delivered to it under Section 15.6 as the holder of all of the interests of such Lender hereunder.

14.3

Consultation with Counsel.  The Agent may consult with legal counsel selected by it as counsel for the Agent and the Lenders and shall not be liable for any action taken or not taken or suffered by it in good faith and in accordance with the advice and opinion of such counsel.

14.4

Documents.  The Agent shall not be under any duty to the Lenders to examine, enquire into or pass upon the validity, effectiveness or genuineness of this agreement or any instrument, document or communication furnished pursuant to or in connection herewith and the Agent shall, as regards the Lenders, be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

14.5

Agent as Lender.  With respect to those portions of the Credit Facilities made available by it, the Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Agent.  The Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers and their affiliates and persons doing business with the Borrowers and/or any of their affiliates as if it were not the Agent and without any obligation to account to the Lenders therefor.

14.6

Responsibility of Agent.  The duties and obligations of the Agent to the Lenders hereunder are only those expressly set forth herein.  The Agent shall not have any duty to the Lenders to investigate whether a Default or an Event of Default has occurred.  The Agent shall, as regards the Lenders, be entitled to assume that no Default or Event of Default has occurred and is continuing unless the Agent has actual knowledge or has been notified by the Borrowers of such fact or has been notified by a Lender that such Lender considers that a Default or Event of Default has occurred and is continuing, such notification to specify in detail the nature thereof.

14.7

Action by Agent.  The Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it on behalf of the Lenders by and under this agreement; provided, however, that the Agent shall not exercise any rights under Section 13.1 or expressed to be on behalf of or with the approval of the Majority Lenders without the request, consent or instructions of the Majority Lenders.  Furthermore, any rights of the Agent expressed to be on behalf of or with the approval of the Majority Lenders shall be exercised by the Agent upon the request or instructions of the Majority Lenders.  The Agent shall incur no liability to the Lenders hereunder with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its gross negligence or wilful misconduct.  The Agent shall in all cases be fully protected in acting or refraining from acting hereunder in accordance with the instructions of the Majority Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders.  In respect of any notice by or action taken by the Agent hereunder, the Borrowers shall at no time be obliged to enquire as to the right or authority of the Agent to so notify or act.

14.8

Notice of Events of Default.  In the event that the Agent shall acquire actual knowledge or shall have been notified of any Default or Event of Default, the Agent shall promptly notify the Lenders and shall take such action and assert such rights under Section 13.1 of this agreement as the Majority Lenders shall request in writing and the Agent shall not be subject to any liability by reason of its acting pursuant to any such request.  If the Majority Lenders shall fail for five Banking Days after receipt of the notice of any Default or Event of Default to request the Agent to take such action or to assert such rights in respect of such Default or Event of Default, the Agent may, but shall not be required to, and subject to subsequent specific instructions from the Majority Lenders, take such action or assert such rights (other than rights under Section 13.1 of this agreement and other than giving an express waiver of any Default or any Event of Default) as it deems in its discretion to be advisable for the protection of the Lenders except that, if the Majority Lenders have instructed the Agent not to take such action or assert such rights, in no event shall the Agent act contrary to such instructions unless required by law to do so.

14.9

Responsibility Disclaimed.  The Agent shall be under no liability or responsibility whatsoever as agent hereunder:

(a)

to the Borrowers or any other person as a consequence of any failure or delay in the performance by, or any breach by, any other Lender or Lenders of any of its or their obligations hereunder;

(b)

to any Lender or Lenders as a consequence of any failure or delay in performance by, or any breach by, the Borrowers of any of their obligations hereunder; or

(c)

to any Lender or Lenders for any statements, representations or warranties herein or in any other documents contemplated hereby or in any other information provided pursuant to this agreement or any other documents contemplated hereby or for the validity, effectiveness, enforceability or sufficiency of this agreement or any other document contemplated hereby.

14.10

Indemnification.  The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrowers) pro rata according to the Pro Rata Share of each of them from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this agreement or any other document contemplated hereby or any action taken or omitted by the Agent under this agreement or any document contemplated hereby, except that no Lender shall be liable to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Agent.

14.11

Credit Decision.  Each Lender represents and warrants to the Agent that:

(a)

in making its decision to enter into this agreement and to make its Pro Rata Share of an extension of credit available to the Borrowers, it is independently taking whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrowers and that it has made an independent credit judgment without reliance upon any information furnished by the Agent; and

(b)

so long as any portion of the Credit Facilities is being utilized by the Borrowers, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrowers.

14.12

Successor Agent.

(a)

Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving 30 days written notice thereof to the Lenders.  Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent who shall be one of the Lenders unless none of the Lenders wishes to accept such appointment.  If no successor Agent shall have been so appointed and shall have accepted such appointment by the time of such resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank listed in Schedule 1 to the Bank Act (Canada) which has an office in Toronto.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Agent (in its capacity as Agent but not in its capacity as a Lender) and the retiring Agent shall be discharged from its duties and obligations hereunder (in its capacity as Agent but not in its capacity as a Lender).  After any retiring Agent's resignation or removal hereunder as the Agent, provisions of this Article 14 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

(b)

The Lenders (other than the Agent in its capacity as Lender) shall have the right, upon unanimous agreement of such Lenders, to terminate by notice in writing to the Agent the appointment of the Agent hereunder in the event of the wilful misconduct or gross negligence by the Agent of its obligations as Agent hereunder.  Upon such termination, such Lenders may appoint a successor Agent in the same manner as set out in Section 14.12 (a) above.

14.13

Delegation by Agent.  With the prior approval of the Majority Lenders, the Agent shall have the right to delegate any of its duties or obligations hereunder as Agent to any affiliate of the Agent so long as the Agent shall not thereby be relieved of such duties or obligations.

14.14

Waivers and Amendments.

(a)

Subject to Sections 14.14(b) and (c), any term, covenant or condition of this agreement may only be amended with the consent of the Borrowers and the Majority Lenders or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Majority Lenders and in any such event the failure to observe, perform or discharge any such covenant, condition or obligation, so amended or waived (whether such amendment is executed or such consent or waiver is given before or after such failure), shall not be construed as a breach of such covenant, condition or obligation or as a Default or Event of Default.

(b)

Notwithstanding Section 14.14(a), without the prior written consent of each Lender, no such amendment or waiver shall directly:

(i)

increase the amount of any Credit Facility or the amount of the Individual Commitment of any Lender;

(ii)

extend the Maturity Date;

(iii)

extend the time for the payment of the interest on any Loan, forgive any portion of principal thereof, reduce the amount of any instalment under Section 9.1, reduce the stated rate of interest thereon or amend the requirement of pro rata application of all amounts received by the Agent in respect thereof;

(iv)

change the percentage of the Lenders' requirement to constitute the Majority Lenders or otherwise amend the definition of Majority Lenders;

(v)

reduce the stated amount of any fees to be paid pursuant to Article 7 of this agreement;

(vi)

permit any subordination of the indebtedness hereunder;

(vii)

release the Guarantee or any Security Documents in whole or in part; or

(viii)

alter the terms of this Section 14.14.

(c)

Without the prior written consent of the Agent, no amendment to or waiver of Sections 14.1 through 14.13 or any other provision hereof to the extent it affects the rights or obligations of the Agent shall be effective.

(d)

Without the prior written consent of the Issuing Lender, no amendment to or waiver of Article 14 or any other provision hereof to the extent it affects the rights or obligations of the Issuing Lender shall be effective.

(e)

Notwithstanding Section 14.14(b)(vii), the Agent shall be entitled, without the consent of any Lender, to execute and deliver a release or discharge of any Security over any assets of the Obligors at the time of any Permitted Disposition with respect to such assets.

14.15

Determination by Agent Conclusive and Binding.  Any determination to be made by the Agent on behalf of or with the approval of the Lenders or the Majority Lenders under this agreement shall be made by the Agent in good faith and, if so made, shall be binding on all parties, absent manifest error.

14.16

Redistribution of Payment.  If a Lender shall receive payment of a portion of the aggregate amount of principal and interest due to it under the Credit Facilities which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due in respect of the Credit Facilities (having regard to the respective Individual Commitments of the Lenders with respect to the Credit Facilities), the Lender receiving such proportionately greater payment shall purchase a participation (which shall be deemed to have been done simultaneously with receipt of such payment) in that portion of the aggregate outstanding credit of the other Lender or Lenders under the Credit Facilities so that the respective receipts shall be pro rata to their respective participation in the extensions of credit under the Credit Facilities; provided, however, that if all or part of such proportionately greater payment received by such purchasing Lender shall be recovered from the Borrowers, such purchase shall be rescinded and the purchase price paid for such participation shall be returned by such selling Lender or Lenders to the extent of such recovery, but without interest.

14.17

Distribution of Notices.  Within one Banking Day of receipt by the Agent of any notice or other document which is delivered to the Agent hereunder on behalf of the Lenders, the Agent shall provide a copy of such notice or other document to each of the Lenders.

14.18

Non-Resident Status of Lender.  No person who is a non-resident of Canada for purposes of the Income Tax Act (Canada) shall, at any time, be or become a Lender.

ARTICLE 15
MISCELLANEOUS

15.1

Waivers.  No failure or delay by the Agent, the Lenders or the Majority Lenders in exercising any remedy, right or power hereunder or otherwise shall operate as a waiver thereof, except a waiver which is specifically given in writing by the Agent, and no single or partial exercise of any power, right or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other power, right or privilege.

15.2

Notices.  Subject to Section 1.5, all notices, demands and other communications provided for herein shall be in writing and shall be personally delivered to an officer or other responsible employee of the addressee or sent by telefacsimile, charges prepaid, at or to the applicable addresses or telefacsimile numbers, as the case may be, set opposite the party's name on the signature page hereof or at or to such other address or addresses or telefacsimile number or numbers as any party hereto may from time to time designate to the other parties in such manner (except in the case of the giving of the copies of Drawdown Notices, Rollover Notices and Conversion Notices by the Agent to the Lenders which shall be effected in accordance with instructions given by the Lenders to the Agent).  Notwithstanding the foregoing, any Drawdown Notice, Rollover Notice or Conversion Notice may be given by the Borrowers to the Agent verbally by telephone provided that such verbal notice is promptly confirmed in writing, such confirmation to be provided in accordance with this Section 15.2.  Any communication which is personally delivered as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Banking Day and such delivery was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of delivery.  Any communication which is transmitted by telefacsimile as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such date is a Banking Day and such transmission was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of transmission.

15.3

Severability.  Any provision hereof which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

15.4

Counterparts.  This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.

15.5

Successors and Assigns.  This agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

15.6

Assignment.

(a)

Neither this agreement nor the benefit hereof may be assigned by the Borrowers.

(b)

No Lender shall sell, assign, transfer or grant a participation in the Credit Facilities to any person which is a “non-resident” of Canada within the meaning of the Income Tax Act (Canada).

(c)

Subject to the consent of the Borrowers, such consent not to be unreasonably withheld, and which consent is not required if an Event of Default exists, and subject to Section 15.6(b), a Lender may at any time sell to one or more other persons (“Participants”) participating interests in any extension of credit outstanding hereunder, any commitment of the Lender hereunder or any other interest of the Lender hereunder or under the Guarantee.  In the event of any such sale by a Lender of a participating interest to a Participant, the Lender's obligations under this agreement to the Borrowers shall remain unchanged, the Lender shall remain solely responsible for the performance thereof and the Borrowers shall continue to be obligated to the Lender in connection with the Lender's rights under this agreement.  The Borrowers agree that if amounts outstanding under this agreement are due and unpaid, or shall have been declared to be or shall have become due and payable further to the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this agreement to the same extent as if the amount of its participating interest were owing directly to it as the Lender under this agreement.  The Borrowers also agree that each Participant shall be entitled to the benefits of Section 8.6 with respect to its participation hereunder except in the event of and to the extent of a breach of or non-compliance with Section 15.6(b) (without limiting any further rights or remedies of the Borrowers); provided, that no Participant shall be entitled to receive any greater amount pursuant to such Section than the Lender would have been entitled to receive in respect of the amount of the participation transferred by the Lender to such Participant had no such transfer occurred.

(d)

Subject to the consent of the Borrowers, such consent not to be unreasonably withheld, and the consent of the Issuing Lender, which consent may be arbitrarily withheld, and subject to Section 15.6(b), a Lender may at any time sell all or any part of its rights and obligations under the Credit Facilities to one or more persons (“Purchasing Lenders”) provided that (i) such sale must be in a minimum amount of US$5,000,000, (ii) immediately after such sale, the aggregate Individual Commitments of such Lender must be either nil or at least US$5,000,000 and (iii) the consent of the Borrowers shall not be required if an Event of Default has occurred and is continuing or if such sale is to an affiliate of such Lender.  Upon such sale, the Lender shall, to the extent of such sale, be released from its obligations under the Credit Facilities and each of the Purchasing Lenders shall become a party hereto to the extent of the interest so purchased.  Upon such sale, such Lender shall pay to the Agent an assignment fee in the amount of US$2,500 for each Purchasing Lender.  Any such assignment by a Lender shall not be effective unless and until the assignee has executed an instrument substantially in the form of Schedule  hereto whereby such assignee has agreed to be bound by the terms hereof as a Lender and has agreed to a specific Individual Commitment with respect to the Credit Facilities and a specific address and telefacsimile number for the purpose of notices as provided in Section 15.2.  A copy of a fully executed copy of such instrument shall be promptly delivered to each of the Agent and the Borrowers by the Purchasing Lender.  Upon any such assignment becoming effective, Schedule  hereto shall be deemed to be amended to include the assignee as a Lender with the specific Individual Commitment, address and telefacsimile number as aforesaid and the Individual Commitment of the Lender making such assignment shall be deemed to be reduced by the amount of the Individual Commitment of the assignee.  The Borrowers also agree that each Purchasing Lender shall be entitled to the benefits of Section 8.6 with respect to its purchase hereunder except in the event of and to the extent of a breach of or non-compliance with Section 15.6(b) (without limiting any further rights or remedies of the Borrowers); provided that no Purchasing Lender shall otherwise be entitled to receive any greater amount pursuant to such Section then the Lender would have been entitled to receive in respect of the amount sold by the Lender to such Purchasing Lender had no such sale occurred.

(e)

The Borrowers authorize the Agent and the Lenders to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee and authorizes each of the Lenders to disclose to any other Lender any and all financial information in their possession concerning the Borrowers (other than information which the Borrowers have designated as confidential) which has been delivered to them by or on behalf of the Borrowers pursuant to this agreement or which has been delivered to them by or on behalf of the Borrowers in connection with their credit evaluation of the Borrowers prior to becoming a party to this agreement, so long as any such Transferee agrees not to disclose any confidential, non-public information to any person other than its non-brokerage affiliates, employees, accountants or legal counsel, unless required by law.

15.7

Entire Agreement.  This agreement and the agreements referred to herein and delivered pursuant hereto constitute the entire agreement between the parties hereto and supersede any prior agreements, commitment letters, fee letters, undertakings, declarations, representations and understandings, both written and verbal, in respect of the subject matter hereof.

15.8

Further Assurances.  The Borrowers shall from time to time and at all times hereafter, upon every reasonable request of the Agent, make, do, execute, and deliver or cause to be made, done, executed and delivered all such further acts, deeds, assurances and things as may be necessary in the opinion of the Agent for more effectually implementing and carrying out the true intent and meaning of this agreement or any agreement delivered pursuant thereto as the Agent may from time to time request, in form and substance satisfactory to the Agent.

15.9

Judgment Currency.

(a)

If, for the purpose of obtaining or enforcing judgment against either Borrower in any court in any jurisdiction, it becomes necessary to convert into a particular currency (such currency being hereinafter in this Section 15.9 referred to as the “Judgment Currency”) an amount due in another currency (such other currency being hereinafter in this Section 15.9 referred to as the “Indebtedness Currency”) under this agreement, the conversion shall be made at the rate of exchange prevailing on the Banking Day immediately preceding:

(i)

the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(ii)

the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 15.9(a)(ii) being hereinafter in this Section 15.9 referred to as the “Judgment Conversion Date”).

(b)

If, in the case of any proceeding in the court of any jurisdiction referred to in Section 15.9(a)(ii), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Borrowers shall pay to the appropriate judgment creditor or creditors such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Indebtedness Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(c)

Any amount due from the Borrowers under the provisions of Section 15.9(b) shall be due to the appropriate judgment creditor or creditors as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this agreement.

(d)

The term “rate of exchange” in this Section 15.9 means the noon spot rate of exchange for Canadian interbank transactions applied in converting the Indebtedness Currency into the Judgment Currency published by the Bank of Canada for the day in question.

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IN WITNESS WHEREOF the parties hereto have executed this agreement.

Vitran Corporation Inc.		VITRAN CORPORATION INC.
185 The West Mall
Suite 701
Toronto, ON M9C 5L5
By:/s/ Rick E. Gaetz
Attention:	President and CEO	Name: Rick E. Gaetz
Telefax:	(416) 596 8039	Title: President and CEO

Vitran Express Canada Inc.		VITRAN EXPRESS CANADA INC.
185 The West Mall
Suite 701
Toronto, ON M9C 5L5
By:/s/ Rick E. Gaetz
Attention:	President and CEO	Name: Rick E. Gaetz
Telefax:	(416) 596 8039	Title: Director

The Bank of Nova Scotia		THE BANK OF NOVA SCOTIA, as Agent
Corporate Banking - Loan Syndications
Scotia Plaza, 62nd Floor
40 King Street West
Toronto, ON M5W 2X6
By:/s/ Jim Beninger
Attention:	Managing Director & Unit Head	Name: Jim Beninger
Telefax:	(416) 866 3329	Title: Director

By:/s/ Janet Qi
Name: Janet Qi
Title: Associate

The Bank of Nova Scotia		THE BANK OF NOVA SCOTIA, as
Corporate Banking - Industrial Products		Lender
Scotia Plaza, 62nd Floor
40 King Street West
Toronto, ON M5W 2X6
By:/s/ James Rhee
Attention:	Managing Director & Unit Head	James Rhee
Telefax:	(416) 866 2010	Director

By:/s/ Chad Graves
Chad Graves
Associate

Laurentian Bank of Canada		LAURENTIAN BANK OF CANADA
989 Derry Road East
Suite 303
Mississauga, ON L5T 2J8
By:/s/ William Galbraith
Attention:	William Galbraith	Name: William Galbraith
Telefax:	(905) 564 7796	Title: Director